SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Heidrick & Struggles International, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

DATE:	May 23, 2019
TIME:	9:00 a.m. Central Daylight Time
PLACE:	Willis Tower 233 S. Wacker Drive 34th Floor, Tower House Conference Center Chicago, IL 60606

April 22, 2019

I am pleased to invite you to attend the 2019 Annual Meeting of Stockholders of Heidrick & Struggles International, Inc.

Our Board of Directors has consistently demonstrated an enduring commitment to strong corporate governance practices and setting a strong tone at the top of the Company. We have adopted comprehensive corporate standards and policies to govern our operations and facilitate accountability for our actions. We believe strong corporate governance and an ethical culture are the foundation for financial integrity, investor confidence and sustainable performance. We are focused on advancing our vision with honesty, fairness and integrity.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, we encourage you to vote promptly. You can vote via the internet, by telephone, by mail or in person. We hope that your shares are represented and voted at the Annual Meeting, which in turn helps us ensure that our corporate governance practices, decisions and strategy all remain aligned with the priorities of our shareholders and other stakeholders. This regular, transparent interaction with our shareholders is a cornerstone of our corporate governance practices.

On behalf of our Board, we thank you for your investment in and continued support of our company. We are optimistic about our future and proud to be part of an organization that has talented and dedicated people thoroughly committed to the success of our clients, our Company and your investment. We look forward to welcoming you to our Annual Meeting.

Sincerely,

Krishnan Rajagopalan
President and Chief Executive Officer

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

233 South Wacker Drive, Suite 4900

Chicago, Illinois 60606-6303

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	May 23, 2019 at 9:00 a.m. Central Daylight Time

Place:	Willis Tower, 233 S. Wacker Drive, 34th Floor, Tower House Conference Center, Chicago, IL 60606

Items of Business:

•   Election to our Board of Directors of the eight director nominees named in the attached Proxy Statement.

•   An advisory vote to approve named executive officer compensation (say on pay).

•   Ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the 2019 fiscal year.

•   Transaction of such other business as may properly come before our 2019 Annual Meeting of Stockholders.

Record Date:	The record date for the determination of the stockholders entitled to vote at our Annual Meeting, or any adjournments or postponements thereof, was the close of business on March 29, 2019.

How you can Vote:	VIA THE INTERNET—Visit the website listed on your Proxy Card.

BY TELEPHONE—Call the telephone number listed on your Proxy Card.

BY MAIL—Sign, date and return your Proxy Card in the enclosed envelope.

IN PERSON—By attending the meeting.

If you plan to attend the Annual Meeting, please bring proof of your ownership of Heidrick & Struggles common stock as of March 29, 2019 and valid picture identification.

Enclosed please find our Proxy Statement, Proxy Card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Sincerely,

Kamau Coar

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 23, 2019

The Proxy Statement and the Company Annual Report are available at: http://www.heidrick.com/proxy.

YOUR VOTE IS IMPORTANT. Whether or not you attend the meeting, we encourage you to consider the matters presented in the Proxy Statement and vote as soon as possible through any of the methods referenced above.

PROXY SUMMARY

This summary highlights information contained in the Proxy Statement. This summary data does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2018 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2018

Annual Meeting of Stockholders

When:	May 23, 2019, 9:00 a.m., Central Daylight Time

Where: Willis Tower, 233 S. Wacker Drive, 34th Floor, Tower House Conference Center, Chicago, IL 60606

You are entitled to vote at the meeting if you were a holder of record of Heidrick & Struggles’ (“Heidrick”) common stock at the close of business on March 29, 2019. Please see page 55 for instructions on how to vote your shares. If you wish to attend the meeting in person, you will be required to present valid picture identification, such as a driver’s license or passport, along with proof of stock ownership as of March 29, 2019.

Voting Recommendations of the Board

Item	Description		Board Recommendation	Page
1	Election of Directors Elizabeth L. Axelrod Clare M. Chapman Gary E. Knell Lyle Logan	Willem Mesdag Krishnan Rajagopalan Stacey Rauch Adam Warby	For Each Nominee	44

2	Advisory Vote to approve Named Executive Officer Compensation		For	49

3	Ratification of Appointment of Independent Registered Public Accounting Firm		For	50

2018 PERFORMANCE AT A GLANCE

2018 was a year in which Heidrick & Struggles International, Inc. (“Heidrick” or “the Company”) achieved a number of records and made great progress on its transformational journey. The firm generated net revenue of $716.0 million which was a record result in the firm’s 65-year history. It was the sixth year of year-over-year revenue growth, driven by Executive Search where net revenue of $652.9 million grew 18% over 2017, the highest year-over-year revenue growth in the history of the firm. In 2018, operating income grew to $68.9 million and operating margin expanded to 9.6%, both the highest level since 2007. The firm also reduced general and administrative expenses to $141 million, the lowest level in three years and under 20% of net revenue for the first time in 11 years.

In 2018, the Company achieved broad adoption of its Executive Search assessment framework and new client delivery platform to enhance its data-driven, tech-enabled solutions and service experience. 2018 was also a transitional year for Heidrick Consulting following the integration of Leadership Consulting and Culture Shaping.

2018 Compensation Program

The goal of the firm’s executive compensation program is to attract, retain and reward senior executives who create long-term value for you, our stockholders, by delivering on objectives that support the Company’s strategic plan. To that end, the executive compensation program emphasizes pay for performance and requires the Named Executive Officers to own the Company’s common stock to ensure alignment with the interests of Heidrick’s stockholders.

Compensation Best Practices

The Company’s executive compensation policies and practices include:

✓	Independent Human Resources & Compensation Committee.
✓	Independent compensation consultant that reports directly to the Human Resources & Compensation Committee.
✓	Annual assessment of compensation policies.
✓	Stock ownership guidelines for our directors and executive officers.
✓	Reward for performance by requiring achievement of performance goals to receive annual equity awards.
✓	Clawback policy applicable to all cash bonuses and equity awards.
✓	No single trigger equity vesting upon a change in control.
✓	No excise tax gross-ups.
✓	Hedging and pledging of Company stock prohibited.
✓	Retention encouraged providing for equity awards that vest over three years, commencing on the grant date anniversary.
✓	Annual incentive compensation payout on variable elements is limited to 1.5 times target.

2018 EXECUTIVE COMPENSATION HIGHLIGHTS

Each Named Executive Officer (“NEO”) receives a base salary that is set based on market data. Each NEO is also eligible to receive a cash bonus and an equity award, each of which are based on a percentage of the NEO’s base salary, and meeting goals set by the Human Resources and Compensation Committee (“HRCC”) of the Board of Directors with review and input from the full Board.

CORPORATE GOVERNANCE AND BOARD MATTERS

Heidrick’s Board is elected by the stockholders to oversee the business and affairs of the Company. The Board plays a critical role in planning the Company’s strategy and overseeing the long-term success of the Company. The Board seeks to maintain an effective and sound governance structure that appropriately balances and aligns the interests of the Company’s most important stakeholders, including stockholders, clients and employees. As a result, the Company maintains a variety of corporate governance practices that the Board believes promote sound governance and the operation of the Company in an atmosphere of candor and collaboration with its stakeholders.

Heidrick’s stockholders can access key governance documents including the Company’s Corporate Governance Guidelines, Code of Ethics and charters of each committee of the Board on the Company’s website at www.heidrick.com.

Highlights of the Company’s corporate governance program and practices are noted below:

Board Structure

•	All of the Directors are independent, except for the current and former Chief Executive Officer

•	Independent Lead Director

•	Independent Audit and Finance, Human Resources and Compensation, and Nominating and Board Governance Committees

•	Annual Board and Committee Self-Evaluations

Stockholder Rights

•	Annual election of directors

•	Majority voting for directors in uncontested elections

•	No poison pill

The Board of Directors

The current members of the Board of Directors are: Elizabeth Axelrod, Clare M. Chapman, Gary E. Knell, Lyle Logan, Willem Mesdag, Krishnan Rajagopalan, Stacey Rauch, Adam Warby and Tracy R. Wolstencroft. Mr. Wolstencroft is not standing for reelection at the 2019 Annual Meeting. Mr. Wolstencroft joined the Board in February 2014, coinciding with his appointment as President and Chief Executive Officer. After stepping down as President and Chief Executive Officer for health reasons in July 2017, he continued on the Board and served as Chairman through December 2018.

The Board met five times during 2018. Each current director attended at least 75 percent of all of the meetings of the Board and Committee on which he or she served. Although the Company does not have a formal policy requiring attendance at the annual stockholders meeting, all directors generally attend the annual meeting and all of them who were on the Board at the time of the meeting in 2018 did so.

Board Leadership and Structure

The Board does not have a fixed policy regarding the separation of the offices of Chairman of the Board (Chairman) and Chief Executive Officer and believes that it should maintain the flexibility to select the Chairman and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. Heidrick’s Corporate

Governance Principles also contemplate the position of Lead Director in the absence of an independent Chairman. The Lead Director is independent and elected by the independent directors of the Heidrick Board, upon the recommendation of the Nominating and Board Governance Committee, with responsibilities to act when the person holding the position of Chairman of the Board is not an independent director under the applicable director independence standards. As specified in the Corporate Governance Principles, the role of the Lead Director includes presiding at executive sessions of independent directors and serving as a contact for interested parties who wish to communicate with independent directors.

At this time, the Heidrick Board does not have someone serving in the role of Chairman. The position of Chairman had been held through December 2018 by Tracy R. Wolstencroft, who previously served as our President and Chief Executive Officer. Mr. Wolstencroft stepped down as Chairman of the Board in December 2018. Increased commitments from his position as President and Chief Executive Officer of the National Geographic Society, which he began in October 2018, prompted his decision. Mr. Rajagopalan serves as our President and Chief Executive Officer. The position of Lead Director is currently held by Lyle Logan. It is currently anticipated that Adam Warby, if reelected to the Board by the stockholders at the Annual Meeting in May, will be appointed Chairman after that meeting. The Board has determined that the current separation of the offices of Chairman and Chief Executive Officer will enhance oversight of management and Board function. This separation is designed to allow the Chief Executive Officer the ability to focus on his responsibilities of running the Company, enhancing shareholder value and expanding and strengthening the Company’s business. Concurrently, Mr. Warby, as Chairman can focus on leadership of the Board as it provides advice to and oversight of management. The Chairman also is responsible for setting the agendas and presiding over meetings of the Board and providing feedback and counsel to the Chief Executive Officer. The Board currently believes that this leadership structure is in the best interests of the Company’s stockholders.

Board Committees

The Board of Directors conducts its business through meetings of the Board and its three committees: the Audit and Finance Committee, the Human Resources and Compensation Committee and the Nominating and Board Governance Committee. The Board has determined that each of the members of the standing committees is independent under the provisions of our Corporate Governance Guidelines, Director Independence Standards, and the Nasdaq Stock Market listing standards (Nasdaq Rules). The Board of Directors has approved a written charter for each standing committee, which is reviewed annually and revised as appropriate. The table below provides information for each Board committee in 2018.

Name	AFC	HRCC	NGC

Elizabeth L. Axelrod	X (through February 7, 2019)	X	—

Clare M. Chapman	—	Chair	X

Gary E. Knell	—	X	Chair

Lyle Logan (Lead Independent Director)	X	—	X

Willem Mesdag	Chair	X	—

Krishnan Rajagopalan (CEO)	—	—	—

Stacey Rauch	X (as of February 1, 2019)	—	—

Adam Warby	X (as of September 25, 2018)	X (through September 25, 2018)

Tracy R. Wolstencroft (Former Chairman)	—	—	—

Meetings Held in 2018:	7	5	4

The Chairman, when in office, and the CEO are invited guests and are welcome to attend all committee meetings, except when the independent directors meet in executive session, such as when they conduct performance evaluations or discuss the compensation of the Chairman or the CEO, or both.

Audit and Finance Committee (AFC): Willem Mesdag (Chair); Lyle Logan; Stacey Rauch; Adam Warby

The AFC serves as an independent committee to assist in Board oversight of:
✓	the integrity of the Company’s financial statements;
✓	the Company’s compliance with legal and regulatory requirements;
✓	the independent registered public accounting firm’s appointment, retention, qualifications and independence; and
✓	the Company’s risk, compliance and Internal Audit functions.

Additionally, the AFC is directly responsible for the compensation and oversight of our independent registered public accounting firm, RSM US LLP; approves the engagement letter describing the scope of the annual audit; approves fees for audit and non-audit services; provides an open avenue of communication among the independent registered public accounting firm, the risk and Internal Audit functions, management and the Board; and prepares the Audit and Finance Committee Report required by the SEC and included in this Proxy Statement on page 40 below. These and other aspects of the Audit and Finance Committee’s authority are more particularly described in the Audit and Finance Committee Charter.

Each member of the Audit and Finance Committee is able to read and understand fundamental financial statements (as required under Nasdaq Rules) and meets the heightened standards of independence for audit committee members pursuant to the rules and regulations of the SEC (SEC Rules). Messrs. Mesdag and Logan each qualify as an “audit committee financial expert” within the meaning of the SEC Rules and are presumed to be financially sophisticated for purposes of the Nasdaq Rules.

Nominating and Board Governance Committee (NGC): Gary E. Knell (Chair); Clare M. Chapman; Lyle Logan

The NGC serves as an independent committee and its responsibilities include determining:
✓	the criteria for directors and the selection of nominees for election to the Board;
✓	committee assignments;
✓	the independence of directors and committee members under applicable standards;
✓	the Company’s corporate governance policies, including the Corporate Governance Guidelines; and
✓	the form and amount of director compensation.

In addition, the NGC coordinates and assists the Board and committees with their annual evaluations. The NGC also reviews and approves related party transactions. All of the members of the NGC are independent within the meaning of the listing standards of Nasdaq and the Company’s Corporate Governance Guidelines.

Human Resources and Compensation Committee: Clare M. Chapman (Chair); Elizabeth L. Axelrod; Gary E. Knell; Willem Mesdag

The HRCC serves as an independent committee and its responsibilities include:
✓	administering and approving all elements of compensation for the Chief Executive Officer and the other Executive Officers;
✓	adopting, administering, approving and ratifying equity-related incentives and awards under the Company’s equity compensation plans;
✓	reviewing and approving terms of employment, severance or other compensation-related agreements for any executive officer or key employee;
✓	approving the peer group used for the executive compensation benchmarking purposes; and
✓	providing oversight in connection with Company-wide compensation programs.

The HRCC also reviews and provides guidance on strategically critical human capital matters and reviews the committee report made in periodic filings.

Outside advisors and the Company’s Human Resources Department support the Human Resources and Compensation Committee in its duties and the Committee may delegate authority to fulfill certain administrative duties regarding the compensation programs to members of senior management as it deems appropriate. The Human Resources and Compensation Committee has authority under its charter to retain advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

Each member of the Human Resources and Compensation Committee meets the qualifications for compensation committee members pursuant to the Nasdaq Rules and is a “non-employee director” within the meaning of SEC Rule 16b-3.

Compensation Committee Interlocks and Insider Participation

No member of the Human Resources and Compensation Committee was, during 2018, an officer or employee of the Company, was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. During 2018, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity, any officers of which served either on the Company’s Board of Directors or its Human Resources and Compensation Committee.

The Board’s Role in Risk Oversight

Management is responsible for the day-to-day management of the risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes and policies designed and implemented by management are adequate and functioning as designed. The Board performs its risk oversight function primarily through its committees as well as reports the Board receives directly from management.

Enterprise Risk. Management undertakes a regular review of a broad set of risks across the Company’s business and operations to identify, assess, prioritize and manage potential issues. Specific emphasis is placed on identifying those risks that could have the highest impact to the Company and its operations, and the highest likelihood of risk occurrence. Management’s risk assessment also takes into account input from the internal audit function that reports regularly to the Audit and Finance Committee and the Board receives ongoing updates from risk professionals on trends in risk management and in new risks facing the business. The Directors have direct access to risk professionals. In its oversight capacity, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board performs these responsibilities primarily through its committees as well as through reports received directly from management. As part of management’s risk identification and mitigation efforts, along with the annual plans for managing and, where appropriate, mitigating significant Company risks that the Board receives, management has created an Incident Response Plan (“IRP”) framework for review and discussion with the Board. The IRP framework articulates the reporting obligations for management to inform the Board of significant incidents, and, where appropriate and possible, describe and delineate the Board and/or Committee obligations with respect to such incidents, including identifying incidents requiring immediate Board oversight and input.

Compensation Risk. The Company periodically completes an inventory of its executive and non-executive compensation programs globally, with particular emphasis on incentive compensation plans and programs. Based on this inventory, the Company evaluates the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balance compensation opportunities and risk. Based on the Company’s periodic assessments, the Company has determined that none of its compensation policies and practices is reasonably likely to have a material adverse effect on the Company. The Company believes that the Company’s overall cash versus equity pay mix, variable versus fixed pay elements, balance of shorter-term versus longer-term, performance-focused and revenue-focused versus profit-focused performance measures, stock ownership guidelines, and use of “claw-backs” work together to provide its employees and executives with incentives to deliver outstanding performance to build long-term stockholder value, while taking only necessary and prudent risks.

Director Nomination Process

In evaluating, identifying and recommending nominees for the Board, the Nominating and Board Governance Committee considers, among other qualifications that it deems appropriate, the following:

•	The potential candidate’s principal employment, occupation or association involving an active leadership role.

•	The potential candidate’s expertise or experience relevant to the Company’s business that would not be otherwise readily available to the Board.

•	The potential candidate’s ability to bring diversity to the Board, including whether the potential candidate brings complementary skills and viewpoints.

•	The potential candidate’s time commitments, particularly the number of other boards on which the potential candidate may serve.

•	The potential candidate’s independence and absence of conflicts of interest as determined by the Director Independence Standards, the Nasdaq Rules and other applicable laws, regulations and rules.

•	The potential candidate’s financial literacy and expertise.

•	The potential candidate’s personal qualities including strength of character, maturity of thought process and judgment, values and ability to work collegially.

Heidrick does not set specific, minimum qualifications that nominees must meet in order to be recommended to the Board. Each nominee is evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board.

The Nominating and Board Governance Committee discusses and evaluates possible candidates (including those properly nominated by stockholders) in detail and the Company’s consultants are sometimes paid to help identify potential candidates. When determining whether to recommend a director for re-election, the Nominating and Board Governance Committee considers the director’s past participation in and contributions to Board activities.

Stockholders who wish to recommend individuals for consideration by the Nominating and Board Governance Committee to be nominees for election to the Board may do so by notifying the Company’s Corporate Secretary. In addition, the Company Bylaws permits stockholders to nominate directors for election at the annual stockholder meeting, provided that the appropriate requirements for prior notice to the Company have been satisfied in advance. The process and address for nominations are set forth on page 12 herein.

Board Diversity

The Board believes that diversity is an important attribute of a well-functioning board. The Nominating and Board Governance Committee considers diversity (among other factors it deems appropriate) in light of the overall needs and composition of the Board and the best interests of the Company and its stockholders. In considering nominee diversity, the Board evaluates skills, experience, and background that would complement the existing Board.

Over time, the Board has nominated and currently consists of directors that generally reflect the diverse and expansive global footprint of the Company’s business operations, including a wide range of experiences, as well as diversity of age, gender, race and national origin. Diversity is an important factor that the Nominating and Board Governance Committee will continue to consider when evaluating candidates for nomination to the full Board.

Director Independence

The Board determines the independence of all non-employee directors in accordance with the independence requirements of the Corporate Governance Guidelines, Director Independence Standards, and the Nasdaq Rules.

Accordingly, each year the Board affirmatively determines whether each non-employee director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Annually, each non-employee director is required to complete a questionnaire that provides information about relationships that might affect the determination of independence. Management then provides the Board with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee that are outside the relationships prohibited by Nasdaq Rules.

Based on the review and recommendation by the Nominating and Board Governance Committee, the Board analyzed the independence of each of the Company’s directors who served at any time during fiscal 2018 and each of the Company’s current director nominees, and determined that the following directors meet the standards of independence under our Corporate Governance Guidelines, the Director Independence Standards and the Nasdaq Rules: Richard I. Beattie (Mr. Beattie did not stand for election at the 2018 Annual Meeting), Elizabeth L. Axelrod, Clare M. Chapman, Gary E. Knell, Lyle Logan, Willem Mesdag, Stacey Rauch and Adam Warby. Our Board also determined that Krishnan Rajagopalan, the Company’s current President and Chief Executive Officer, and Tracy R. Wolstencroft, the Company’s former President and Chief Executive Officer, are not independent under the standards of our Corporate Governance Guidelines, the Director Independence Standards and Nasdaq Rules.

As highly accomplished individuals in their respective industries, fields and communities, Heidrick’s directors are affiliated with numerous corporations, educational institutions, and charities, as well as civic organizations and professional associations, many of which have business, charitable or other relationships with each other or our Company. The Board considered each of these relationships in light of our independence standards and determined that none of these relationships conflict with the interests of the Company, or would impair any director’s independence or judgment.

In making this determination the Board considered material relationships among the directors and the Company, including the circumstances resulting from the concurrent service during 2018 to the National Geographic Society (Society) of Tracy R. Wolstencroft and Gary E. Knell, Chair of the Board’s Nominating and Board Governance Committee. Mr. Knell previously served on the board of trustees of the Society, and he served as president and CEO of the Society from January 2014 through February 2018. Mr. Wolstencroft served as the vice-chair of the Society and became President and CEO of the Society in October 2018, but does not serve, and has not served, on the compensation committee of the Society. The Board determined that these circumstances do not present either a conflict of interest or a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director on the part of either Mr. Wolstencroft or Mr.  Knell.

Executive Officers

Below is the name, age, present title, principal occupation and certain biographical information for each of the executive officers as of April 22, 2019. All of the executive officers have been appointed by and serve at the pleasure of the Board of Directors. There are no family relationships between any executive officer or director.

Krishnan Rajagopalan (59) Mr. Rajagopalan has been Heidrick’s President and Chief Executive Officer since July 6, 2017. He served as acting CEO from April 3, 2017 to July 6, 2017. Prior to becoming President and CEO, he served as Executive Vice President and Managing Partner - Executive Search since January 2016. Previously, he served as Head of Global Practices beginning in April 2014 and was appointed an Executive Vice President on January 1, 2015. Mr. Rajagopalan has served in other leadership roles including Global Practice Managing Partner, Technology and Services (2010 to 2014) and Global Practice Managing Partner, Business/Professional Services (2007 to 2010). Mr. Rajagopalan joined the firm’s Executive Search business in 2001. He has been a director of the Company since 2017.

Mark Harris (48) Mr. Harris was appointed Chief Financial Officer of the Company on March 19, 2018. He had been serving as the Deputy Chief Financial Officer of the Company since February 2018. From 2015, Mr. Harris had been Chief Financial Officer at Hercules Capital, a publicly traded business development company, where he was responsible for finance, accounting, operations, legal and investor relations. Prior to that, Mr. Harris worked at Avenue Capital Group for over 8 years, where he served as their Chief Financial Officer for their Asia Strategy and was their Senior Managing

Director/Head of Asia, in which he led the entire Asia strategy. Prior to working at Avenue Capital Group, from 2004 to 2006 Mr. Harris served as Corporate Financial Controller and Chief Accounting Officer at Hutchinson Telecommunications, a telecommunications company based in Hong Kong.

Kamau Coar (42) Mr. Coar was appointed General Counsel and Corporate Secretary effective February 1, 2018. Previously, Mr. Coar served as VP, Associate General Counsel (2012 to 2017), serving on the Company’s leadership team for the Americas region (2013 to 2016) and for the Asia Pacific region, based in Singapore (2016 to 2017). Prior to that, Mr. Coar was a partner at Ungaretti & Harris LLP (now known as Nixon Peabody), which he joined in 2003. As General Counsel, Mr. Coar is responsible for the firm’s legal and regulatory matters globally, including the Company’s Compliance and Ethics program.

Michael Cullen (53) Mr. Cullen was appointed Chief Operating Officer effective January 1, 2019. Mr. Cullen joined Heidrick in April 2008 and served as the Managing Partner – Americas Technology & Services through April 2014. Mr. Cullen then served as Global Practice Managing Partner – Technology and Services from April 2014 through December 2017. He began his most recent prior role of Group Chief Operating Officer in January 2018. As Group Chief Operating Officer, he was responsible for all regions, practice management, information technology and marketing.

Sarah Payne (48) Ms. Payne was appointed Chief Human Resources Officer effective January 1, 2019. Ms. Payne joined Heidrick in May 2015 as Vice President, Global Compensation and then moved into a dual role in November 2016 as Vice President, Global Compensation and Human Resources, Americas. Ms. Payne started her most recent prior role of Vice President, Human Resources, Global Executive Search in October 2017. Prior to joining Heidrick, Ms. Payne served as the Director, Global Executive Compensation at Bunge Limited, a leading global agribusiness company, from February 2012 through April 2015. Ms. Payne was a Consultant at Bunge Limited from September 2007 through February 2012.

Certain Relationships and Related Party Transactions

Various applicable Company policies and procedures and annual questionnaires completed by all Company directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC and Nasdaq Rules. Pursuant to its charter, the Nominating and Board Governance Committee—in consultation with the Audit and Finance Committee—reviews and approves related party transactions. Although the Company’s processes vary with the particular transaction or relationship, when such a transaction or relationship is identified, the Nominating and Board Governance Committee evaluates the transaction or relationship and approves or ratifies it (without the vote of any interested person) only if it is judged to be fair and in the best interests of the Company. In addition, it is the practice of the Nominating and Board Governance Committee, although not part of a written policy, to review each transaction specifically disclosed as a potential related party transaction in connection with its review of the proxy statement for the Annual Meeting of Stockholders, to the extent any such transaction has not previously been reviewed, applying the same standard.

There were no related party transactions in 2018 that required approval under the Company’s policies and procedures or the rules and regulations of the SEC.

Code of Ethics

The Board has adopted a Code of Business Conduct & Ethics (the “Code”) that applies to all of the Company’s employees, officers and directors, as well as independent contractors working on behalf of the Company. The Code meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and also meets the requirements of a “code of business conduct and ethics” under Nasdaq Rules. All employees generally are required to certify that they have reviewed and are familiar with the Code annually.

Ethics Line

The Board also has established the Heidrick & Struggles EthicsLine (the “EthicsLine”), a service that provides a mechanism for reporting to the Company alleged breaches of any legal or regulatory obligations, financial fraud, including accounting, internal controls and auditing, or any alleged violation of the Code or corporate policies. The EthicsLine is a telephonic reporting hotline (toll free in the U.S.) available to all Company employees, contractors, vendors, stockholders, clients or other interested parties. The EthicsLine is administered by a third party that is separate and independent of Heidrick and specializes in running whistleblower hotline programs for companies throughout the U.S. Calls are not recorded and callers may remain anonymous. The EthicsLine is operational 24 hours a day, seven days a week and may be reached at 1-800-735-0589 or, if calling from outside the United States, at 1-704-731-7242 or by visiting https://heidrickandstruggles.alertline.com.

Stockholder Communications

Communication with the Board. Stockholders may communicate directly with the Board. All communications should be directed to: Corporate Secretary, Heidrick & Struggles International, Inc., 233 South Wacker Drive, Suite 4900, Chicago, Illinois 60606-6303. Any such communication should prominently indicate on the outside of the envelope that it is intended for the Board or a particular director. All appropriate communication intended for the Board or a particular director and received by the Corporate Secretary will be forwarded to the specified party following its clearance through normal security procedures.

Stockholder Proposals – 2020 Annual Meeting

If you wish to submit a proposal for inclusion in Heidrick’s 2020 proxy statement, you must follow the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, the Company must receive your proposal at the address below no later than Thursday, January 2, 2020.

Also, under Heidrick’s Bylaws, other proposals and director nominations by stockholders that are not included in the proxy statement may be eligible for presentation at the meeting only if they are received by the Company in the form of a written notice, directed to the attention of Heidrick’s Corporate Secretary at the address below, no earlier than February 23, 2020 and no later than March 24, 2020. The notice must contain the information required by the Bylaws and must otherwise comply with the requirements specified in the Bylaws.

Where to Send All Proposals and Nominations:

Corporate Secretary

Heidrick & Struggles International, Inc.

233 S. Wacker Drive, Suite 4900

Chicago, Illinois 60606-6303

DIRECTOR COMPENSATION

Heidrick provides compensation to non-employee directors that is competitive with other similarly sized publicly traded companies in order to attract and retain qualified directors. The compensation of our non-employee directors, including all restricted stock units (RSUs), for fiscal 2018 is set forth in the table below and described in the accompanying narrative.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)		All Other Compensation ($)		Total ($)
Elizabeth L. Axelrod	$72,500	(3)	$112,510	(12)	$0		$185,010
Richard I. Beattie	$40,831	(4)	$0		$0		$40,831
Clare M. Chapman	$92,500	(5)	$112,510	(13)	$0		$205,010
Gary E. Knell	$72,500	(6)	$112,510	(13)	$0		$185,010
Lyle Logan	$96,676	(7)	$112,510	(12)	$0		$209,186
Willem Mesdag	$102,500	(8)	$112,510	(13)	$0		$215,010
Stacey Rauch	$0(9)		$0		$0		$0
Adam Warby	$65,163	(10)	$112,510	(13)	$0		$177,673
Tracy R. Wolstencroft	$137,500	(11)	$112,510	(13)	$29,575	(11)	$279,585

(1)

Reflects cash compensation earned by each director in 2018 and includes any amounts deferred at the director’s election under our Non-Employee Directors Voluntary Deferred Compensation Plan (VDC Plan), described below.

(2)

Reflects the grant date fair value for financial reporting purposes in accordance with ASC Topic 718 for Common Stock or RSUs granted under the Second Amended and Restated 2012 GlobalShare Plan which is described on page 30.

(3)	Ms. Axelrod earned an additional cash retainer of $10,000 as a member of the Audit and Finance Committee.

(4)

Mr. Beattie earned an additional cash retainer of $15,934 for his service as the Lead Director. Mr. Beattie retired from the Board effective May 24, 2018. His cash compensation was prorated through that date.

(5)	Ms. Chapman earned an additional cash retainer of $30,000 as Chair of the Human Resources and Compensation Committee.

(6)	Mr. Knell earned an additional cash retainer of $10,000 as Chair of the Nominating and Board Governance Committee. All of Mr. Knell’s fees were deferred pursuant to our VDC Plan.

(7)

Mr. Logan earned an additional cash retainer of $10,000 as a member of the Audit and Finance Committee and an additional cash retainer of $24,176 for his service as Lead Director, prorated from the date he became Lead Director. Mr. Logan was appointed Lead Director effective as of May 24, 2018.

(8)

Mr. Mesdag earned an additional cash retainer of $30,000 as Chair of the Audit and Finance Committee and $10,000 as a member of that Committee. All of Mr. Mesdag’s fees were deferred pursuant to our VDC Plan.

(9)	Ms. Rauch joined the Board on February 1, 2019.

(10)

Mr. Warby earned an additional cash retainer of $2,663 as a member of the Audit and Finance Committee, prorated from the date he became a member of the Audit and Finance Committee. He was appointed to the Audit and Finance Committee on September 25, 2018.

(11)

Mr. Wolstencroft received an additional cash retainer of $75,000 for his service as Chair of the Board through December 31, 2018. Health care coverage was provided to Mr. Wolstencroft through December 31, 2018 pursuant to his transition from CEO to Chairman. In 2018, the cost of the health care coverage provided was $29,574.60.

(12)

The amount reflects an award of stock granted on May 24, 2018 (the date of the 2018 Annual Meeting of Stockholders). The award was equal to the annual equity retainer of $112,500 divided by the closing stock price on the date of grant of $38.85 rounded to nearest whole share, resulting in 2,896 shares.

(13)	Reflects an award of RSUs granted on May 24, 2018 with the same value as the award of stock described in footnote 12.

Directors who are also employees or officers do not receive any additional compensation for their service on the Board. During 2018, the non-employee director compensation program provided for an annual equity award of vested restricted stock units with a value of approximately $112,500 awarded on the date of the annual meeting of stockholders. The number of units subject to such award was determined by dividing $112,500 by the closing price of the Company’s common stock on the date of the annual meeting of stockholders (rounded to the nearest whole share). Non-employee directors may elect to receive payment of the annual equity retainer in shares of Company common stock in lieu of the restricted stock units described above. Additionally, non-employee directors received an annual cash retainer of $62,500, payable quarterly in arrears. In addition, each member of the Audit and Finance Committee received an annual cash retainer of $10,000; the Chair of the Audit and Finance Committee received an annual cash retainer of $30,000; the Chair of the Human Resources and Compensation Committee received an annual cash retainer of $30,000; and the Chair of the Nominating and Board Governance Committee received an annual cash retainer of $10,000. The Lead Director received an annual cash retainer of $40,000. The Chair of the Board received an annual cash retainer of $75,000. Directors may elect to defer up to one hundred percent of their cash compensation per year pursuant to our VDC Plan. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their duties as directors.

In February 2019, the Board of Directors made slight increases to the amounts paid under the non-employee director compensation program after a review of the compensation program and peer company practices by Pay Governance. Changes were last made to the non-employee director compensation program in 2015. Beginning in 2019, each non-employee director will receive an annual equity award of vested restricted stock units with a value of approximately $115,000 (an increase of $2,500) awarded on the date of each annual meeting of stockholders. Additionally, non-employee directors will receive a cash retainer of $75,000 each year (an increase of $12,500), payable quarterly in arrears. The Board did not make any changes to the cash retainers received by the Chair of the Board, the Lead Director, the Chairs of the Committees, or the members of the Audit and Finance Committee.

The Company’s stock ownership guidelines for directors require each director to own three times their annual cash retainer in Company stock within three years of joining the Board. As of March 29, 2019, each of the directors has either satisfied the stock ownership guidelines or is on track to do so in compliance with the guidelines.

COMPENSATION DISCUSSION AND ANALYSIS

Heidrick is a leadership advisory firm providing executive search and leadership consulting services to a broad range of clients through the expertise of its experienced consultants located in major cities around the world. The Company assists organizations in achieving their long-term business objectives by helping them to improve the effectiveness of their leadership teams. The HRCC seeks to ensure that the Company’s executive compensation program attracts, retains and rewards the best talent, while at the same time maintaining a strong link between pay and performance and aligning the interests of the Company’s executives and stockholders. Heidrick’s executive compensation philosophy emphasizes and rewards both Company and individual performance, which the Company believes promotes sustained long-term performance by rewarding not only the achievement of financial and operational goals, but also the accomplishment of individual strategic objectives that enable profitable growth.

This Compensation Discussion & Analysis (“CD&A”) describes and explains the Company’s compensation philosophy and executive compensation program, as well as compensation awarded to and earned by the following persons who were NEOs in 2018:

Krishnan Rajagopalan	Chief Executive Officer
Mark Harris	Chief Financial Officer*
Richard Pehlke	Former Chief Financial Officer*
Richard Greene	Former Chief Human Resources Officer
Kamau Coar	General Counsel**
Stephen W. Beard	Former General Counsel and Chief Administrative Officer **

* Mr. Harris served as Chief Financial Officer beginning March 19, 2018. Mr. Pehlke retired effective March 31, 2018.

** Mr. Coar served as General Counsel beginning February 1, 2018. Mr. Beard’s last day of employment with the Company was January 31, 2018.

The CD&A is organized into three sections:

•

The 2018 Year in Review, which highlights the extraordinary year Heidrick had in 2018, the Company’s pay-for-performance approach and its compensation practices, all of which Heidrick believes are relevant to stockholders.

•	The 2018 Compensation Program and 2019 Program Changes

•	Other Compensation Policies and Information

ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

What are you voting on?

In accordance with Section 14A of the Exchange Act, Heidrick is asking stockholders to vote on an advisory basis to approve the compensation paid to its named executive officers as described in this proxy statement.

Why the Board recommends a vote FOR the say-on-pay proposal.

The Board believes that Heidrick’s compensation policies and practices are effective in achieving the firm’s goals by:

Rewarding financial and operating performance

Incentivizing the delivery of strategic goals

Aligning NEOs interests with Heidrick stockholders to create long-term value

While the “say on pay” proposal is advisory and not binding on the Board, the Board and the HRCC review and consider the results when evaluating the Company’s executive compensation program.

The CD&A is followed by the Compensation Tables and Narrative Disclosures, which report and describe the compensation and benefit amounts paid to the NEOs in 2018.

2018 Year in Review

✓	Achieved revenue of $716.0 million, following a record year in 2017.

✓	Adjusted operating income increased to $68.9 million, the highest level in over a decade.

✓	Adjusted operating margin increased to 9.6%.

Adjusted Operating Income and Adjusted Earnings Per Diluted Share are Non-GAAP financial measures and include adjustments in 2017 to exclude the expense associated with the settlement with Her Majesty’s Revenue and Customs related to the taxation of a legacy U.K. benefit trust obligation in the first quarter of 2017, impairment charges, and restructuring charges. Adjusted Operating Margin refers to Adjusted Operating Income as a percentage of Net Revenue. For 2016 the Income Tax Rate was adjusted for one-time tax items which affects the income tax rate and net income.

Total Shareholder Return is the value of $100 invested on December 31, 2013, assuming the reinvestment of dividends during the following five-year period.

CAGR represents cumulative annualized growth rate for each financial measure.

Executive Compensation Philosophy

This discussion explains:

✓	the objectives of the Company’s compensation program for its executive officers;
✓	what the compensation program is designed to reward, each element of compensation within the program and why the Company chooses to pay each element;
✓	how the Company determines the amount to pay for each compensation element; and
✓	how each compensation element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements.

The HRCC strives to establish compensation programs for the Company’s executives and employees that are competitive with firms in the executive search, leadership consulting and management consulting space, both public and private, with which the Company competes for executive talent.

Guiding executive compensation for Heidrick is a pay-for-performance philosophy. The Company expects its executive officers to initiate and carry out sustainable growth strategies and to create long-term value for both the Company and its stockholders. Company performance is the primary factor in the executive incentive compensation program design. When measuring Company performance, the HRCC considers both qualitative and quantitative factors relating to the Company’s business strategies and objectives. In assessing the individual performance of the NEOs, the HRCC considers, among other things, the executive officer’s achievement of performance objectives, contributions to the Company’s strategic initiatives and demonstrated leadership qualities.

The HRCC regularly reviews the compensation program for the Company’s executives and employees to ensure that the programs continue to meet the needs of the business and align the long-term interests of the Company’s executives with those of the Company’s stockholders. The Company’s executive compensation program may change from time to time based on the review and input of the HRCC.

Compensation Best Practices

The Company’s compensation policies and practices include:

✓	Independent HRCC. All of the members of the HRCC are independent.
✓	Independent Compensation Consultant. The HRCC receives objective advice from its independent compensation consultant.
✓	Annual Assessment. Annual assessment of compensation policies to ensure that they are aligned with the Company’s performance objectives and do not encourage undue risk.
✓

Stock Ownership Guidelines. The CEO is required to own five times his or her annual base salary in Company common stock within five years of appointment to the role. All other NEOs are required to own two times their annual base salary in Company common stock within five years of appointment to the role.

✓	Reward for Performance. A majority of NEO total direct compensation requires them to achieve performance goals.
✓	Clawback Policy. The Board has adopted a clawback policy applicable to all cash bonuses and equity awards.
✓	No Single Trigger Equity Payments. The NEOs are not entitled to any “single trigger” equity vesting upon a change in control.

✓	No Excise Tax Gross-Ups. The Company does not provide excise tax gross-ups to the NEOs.
✓	No Hedging or Pledging. The Company has adopted policies prohibiting the hedging and pledging of Company stock.
✓	Long-Term Vesting. The Company encourages retention by providing for equity awards that vest over three years, commencing on the grant date anniversary.
✓	Annual Payout Limits. The potential annual payout on incentive compensation elements is limited to 1.5 times target.

Strong Governance Practices Followed in Determining Executive Compensation

The Company has implemented strong governance practices for considering and making decisions with respect to the compensation of the NEOs. Management, the HRCC and the full Board all play active roles in executive compensation decisions. The HRCC is also guided by its independent compensation consultant with respect to compensation decisions.

Role of the Human Resources and Compensation Committee. The HRCC engages in a rigorous process in determining the total compensation of the NEOs. This process involves setting Company performance and strategic and operational goals for the NEOs at the beginning of each year and evaluating the performance of the NEOs against those pre-established goals. The HRCC determines and approves the compensation of the NEOs based on this evaluation. In evaluating the NEOs’ compensation, the HRCC, as discussed below, has retained the services of Pay Governance LLC and considers recommendations from the CEO. The CEO does not provide such input as to his or her own compensation. The HRCC assesses the information it receives in accordance with its business judgment.

Role of the Board. The HRRC, with input from the full Board, independently reviews the CEO’s performance and recommends the CEO’s compensation to the Board. Based upon the recommendation of the HRCC, the full Board considers and determines the compensation of the CEO.

Role of the Chief Executive Officer. The CEO annually reviews the performance of each of the NEOs other than himself. Following these performance reviews, the CEO presents compensation recommendations to the HRCC for consideration. The HRCC has full discretion to approve, modify or reject any such recommendations.

Role of the Independent Consultant. The HRCC has retained Pay Governance LLC as its independent compensation consultant. Pay Governance reports directly to the HRCC and does no other work for management. During 2018, Pay Governance representatives participated in the HRCC’s meetings and provided guidance to the HRCC with respect to executive compensation, comparative peer group data, director compensation, annual incentive compensation and consultant pay programs. In supporting the HRCC, Pay Governance provides the HRCC with an independent assessment of management’s recommendations for compensation, reviews and confirms the peer group used by the Company to prepare market compensation data, and provides ad hoc support to the HRCC, including discussing executive compensation and related corporate governance trends.

The HRCC determined that Pay Governance was independent and without conflicts of interest for 2018. This determination was reached after reviewing the six independence factors set out in the Nasdaq Rules: (i) whether Pay Governance provides any other services to the Company; (ii) the amount of fees paid relative to the total revenue of the firm; (iii) policies in place to prevent conflicts of interest; (iv) any personal or business relationships with members of the HRCC; (v) ownership of Company stock; and (vi) any personal or business relationships with the NEOs.

Use of a Peer Group. The HRCC evaluates the Company’s executive compensation programs in comparison to those of a selected peer group, which in 2018 consisted of fifteen similarly-sized public professional services companies. The HRCC uses the peer group to compare total direct compensation and the mix of compensation elements for each NEO against positions at peer group companies with similar responsibilities. The HRCC also uses the peer group to review executive pay programs and practices at those companies.

For 2018, the peer group consisted of the following companies:

The Advisory Board Company	Huron Consulting Group, Inc.
Barrett Business Services, Inc.	ICF International, Inc.
CBIZ, Inc.	Kforce, Inc.
CDI Corp.	Korn/Ferry International
CEB Inc.	Navigant, Consulting, Inc.
CRA International, Inc.	Resources Connection, Inc.
FTI Consulting Inc.	Volt Information Sciences, Inc.
Hudson Global, Inc.

In setting compensation, the HRCC considers the peer group companies with which the Company directly competes for executive talent and stockholder investment. However, most of the Company’s executive search and leadership advisory competitors, from which executive talent is often recruited, are privately held and are not included in the above list of the public peer group. The HRCC therefore also relies on its general knowledge of executive compensation levels and practices in the executive leadership and leadership consulting industry.

The Company does not set a specific, relative percentile positioning for total direct compensation, or the elements of total direct compensation, as a target for NEO pay levels. Rather, the Company reviews the total direct compensation range for each position and the mix of elements to ensure that compensation is adequate to attract and retain key executive talent. To ensure that compensation is linked to performance, the NEO compensation program is designed to deliver at least 65% of total direct compensation through variable pay. The NEO compensation program is also designed to ensure that a significant proportion of NEO compensation is delivered in equity and thus aligned with the interests of the Company’s stockholders.

Shareholder Engagement on Executive Compensation.

The Company held its annual non-binding stockholder advisory vote to approve executive compensation (“say-on-pay”) at the 2018 Annual Meeting of Stockholders. The stockholders approved the 2017 executive compensation, with nearly 95.5% of voting stockholders casting their vote in favor of the say-on-pay resolution.

The Company had regular and active discussions with its major stockholders on various topics throughout 2018 and, during those conversations, the Company did not hear of any specific issues relating to the design of its executive compensation program. The Company did not make any changes to the executive compensation program as a result of the 2018 say-on-pay vote or its shareholder outreach efforts during 2018. However, the Company did adopt a Clawback Policy discussed in more detail below. The HRCC is dedicated to continuous improvement of the executive compensation program to reflect an appropriate alignment of pay and performance, and will continue to seek and review stockholder perspectives when designing and implementing the Company’s executive compensation program.

2018 Compensation Program

2018 Executive Total Direct Compensation Mix

The majority of total direct compensation for the NEOs is variable compensation.

2018 Target Compensation Mix: CEO	2018 Target Compensation Mix: Other NEOs

Components of Compensation and Compensation Decisions and Actions

Compensation for the NEOs is generally split into three principal components.

Component	Average % Mix	Purpose
Base Salary

➣  Pay competitive salaries to attract and retain executive talent necessary to develop, implement and execute Heidrick’s business strategy

➣  Reflect responsibilities of the position, experience of the executive and the marketplace in which Heidrick competes for talent

Short-Term Incentive Compensation (cash bonuses)		➣ Motivate executives to generate outstanding performance and achieve or exceed the operating plan over a one-year period ➣ Align annual compensation with annual performance and financial results
Long-Term Incentive Compensation (equity awards)

➣  Encourage achievement of long-term performance goals

➣  Align executive rewards with the interest of Heidrick’s stockholders through long-term stock price appreciation

➣  Facilitate the accumulation of Heidrick shares by executives, thereby enhancing ownership and promoting retention

Base Salary. Base salary is intended to compensate the NEOs for services rendered during the year and to provide sufficient current cash income for retention and recruiting purposes. Base salaries are reviewed annually by the HRCC against levels for positions with similar responsibilities at peer group companies, using the comparative data prepared by the HRCC’s independent compensation consultant. The HRCC then considers individual performance, internal pay equity, functional expertise, experience and scope of responsibilities. Mr. Coar’s base salary was increased in connection with his appointment as our General Counsel effective February 1, 2018. There were no other changes to the base salaries of the NEOs for 2018.

Annual Incentives. The Management Incentive Plan (‘MIP”) is the vehicle through which NEOs are rewarded with an annual cash bonus for achieving specific performance goals over a one-year period.

The HRCC sets Company and individual performance goals for the NEOs during the first quarter. These goals consist of both quantitative and qualitative performance objectives. The HRCC considers the reviews conducted by the CEO of the other NEOs, and conducts its own review of the CEO’s performance against those pre-established performance objectives, as well as Company performance milestones achieved during the year. With respect to the CFO, the HRCC also considers input from the Audit and Finance Committee Chair.

Under the MIP, determination of the payout level (if any) for each NEO award is based upon the achievement of a combination of Company performance metrics (weighted at 70%) and individual performance factors (weighted at 30%). The HRCC has discretion to modify any payouts (upwards or downwards) under the MIP as appropriate to ensure plan objectives are met, taking into consideration a variety of Company specific or environmental factors.

Payout amounts under the MIP were set for each metric based on “Minimum”, “Target” and “Maximum” performance levels and corresponding award levels based on the Company’s business plan and other operational and environmental factors. “Target” performance is the level at which a participant will earn 100% of his or her target award. Depending upon the relationship of the Company’s actual financial performance and the individual’s annual evaluation, final payouts under the MIP may be as little as zero and as high as 150% of Target. For Mr. Rajagopalan, Mr. Harris, Mr. Greene and Mr. Coar, the 2018 MIP target award was equal to 150%, 100%, 100% and 50% of base salary, respectively.

In 2018, the MIP included two Company performance metrics to determine the payout level (if any) of awards: Operating Income and Consolidated Net Revenue. Minimum, Target and Maximum Performance Levels for 2018 were as set forth below. Each NEO also had individual strategic goals that were reviewed and approved by the HRCC in early 2018, and were aimed at focusing each NEO’s attention in areas where he has the most potential for impacting the Company’s performance. In 2019, the HRCC reviewed each NEO’s achievements relative to the individual strategic goals.

The Company exceeded the Maximum Performance Level in 2018 for each of the two performance metrics as indicated by the Actual Performance results set forth below. In addition, each of the NEOs exceeded his individual goals and objectives in 2018, and the HRCC approved a specific individual modifier ranging from 125% to 150% as set forth below. In approving above target modifiers for achieving individual strategic objectives, the HRCC considered the following: (i) leadership to meet and exceed the Company’s financial and operational targets and increase the dividend paid in the first quarter of 2019, (ii) a reduction in the Company’s general and administrative expenses for 2018, (iii) collaboration across the firm with a particular emphasis on fostering new and enhanced partnerships between the firm’s Executive Search and Heidrick Consulting business lines, (iv) broad adoption of a new client delivery platform, and (v) a redesign of the Company’s finance and legal processes, including a new methodology for managing the firm’s tax effective rate, and further developing and strengthening succession planning for senior management.

	Operating Income		Consolidated Net Revenue		Individual Strategic Goals		Total
Performance Level Minimum Target Maximum	$43.2 million $50.2 million $57.2 million		$616 million $649 million $681.5 million

Target Weighting: % of Total Bonus		+		+		=

Actual Performance	$68.9 million		$716 million		See below

Bonus Result	150% of Target; 150% x 40%:		150% of Target; 150% x 30%:		146% of Target; 146% x 30%:

Results: All NEOs		+		+		=

The table below details the HRCC determinations for each NEO under the applicable MIP performance factors.

Long-Term Incentives. Long-term incentives (“LTIs”) are the vehicle through which NEOs are awarded the Company’s Common Stock for continued service and for achieving specific performance goals over a three-year period. These awards vest three years from the grant date.

The 2018-2020 LTI award targets are based on the HRCC’s review of publicly disclosed data for the Company’s applicable peer group for each NEO position and internal pay equity considerations, as well as the CEO’s recommendations and a review of individual performance and potential. Mr. Rajagopalan’s, Mr. Harris’s, Mr. Greene’s and Mr. Coar’s 2018-2020 LTI award targets were 150%, 133%, 100% and 70% of base salary, respectively.

LTI awards issued to the NEOs consist of:

•

Performance Stock Units (“PSUs”). PSU awards are based on a graduated scale ranging from 0% to 200% of target, depending on Company performance as set forth below. PSU awards are based on average performance over a three-year period, which provides greater focus on sustained long-term results. Each PSU represents a right to receive one share of the Company’s Common Stock upon vesting.

•

Restricted Stock Units (“RSUs”). RSUs are service-based and vest in three equal installments (specifically, on the first, second and third anniversaries of the date of grant). Each RSU represents a right to receive one share of the Company’s Common Stock upon vesting.

When issuing LTI awards, the Company calculates the number of RSUs and PSUs awarded to the NEOs by dividing the total dollar value of the LTI award by the closing price of the Company’s Common Stock on the grant date (usually in March of the grant year). All outstanding RSUs and PSUs are credited with dividend equivalents that are payable in cash when and if the related units vest. The primary purpose of crediting dividend equivalents on LTI awards is to align the participant with the value of being a stockholder over the course of the vesting period, but only to the extent the award vests.

For the 2018-2020 LTI, the HRCC established operating income goals as the basis for the PSU award. After the end of the three-year period, the target number of PSUs may be adjusted based on the average operating income (expressed as a percentage of the Company’s target operating income goals) for each annual performance period as follows:

Average Percentage of Operating Income Goals	Percentage of Target PSUs Vesting
125% or More	200% (Maximum)

100%	100% (Target)

75%	50% (Threshold)

Less than 75%	0%

In March 2018, 2018-2020 LTI awards were issued to Messrs. Rajagopalan, Harris, Greene and Coar, with 50% issued as PSUs and 50% issued as RSUs. Mr. Greene’s LTI award was issued above target at the HRCC’s discretion in connection with a number of long-term initiatives for which Mr. Greene was responsible. See the 2018 Grants of Plan-Based Awards Table on page 34 for more details on the equity grants that the HRCC approved. The following is a summary of the LTI awards issued in 2018:

NEO	PSUs	RSUs	Actual LTI Value
Award Date	3/28/2018	3/9/2018
Award Price	$30.30	$30.45

Krishnan Rajagopalan	21,040	20,936	$1,275,000
Mark Harris	9,901	9,852	$600,000
Richard Greene	5,941	5,911	$360,000
Kamau A. Coar	3,003	2,989	$182,000

(The PSUs and RSUs were awarded on different dates resulting in the difference in the number of shares awarded.)

2016-2018 Performance Stock Units. The 2016-2018 PSUs issued to Messrs. Rajagopalan and Greene vested and will be paid in 2019. The Company’s operating income performance for 2016 and 2017 was between threshold and target. Results for 2018 were above target at 137.17%. The three-year average performance resulted in vesting of 123.4% of target. Messrs. Harris and Coar were not NEOs at the time the 2016-2018 PSUs were issued.

2017-2019 Performance Stock Units. The 2017-2019 PSUs issued to Messrs. Rajagopalan and Greene are subject to target goals for the Company’s average operating income over the period from 2017 through 2019, and will be paid in 2020. The Company did not achieve the operating income goals for 2017, and the results for 2018 were above target. Messrs. Harris and Coar were not NEOs at the time the 2017-2019 PSUs were issued.

Mr. Rajagopalan’s Performance-Vesting Restricted Stock Units. The Company granted Mr. Rajagopalan performance-vesting restricted stock units (“PRSUs”) with a grant date fair value of $1 million in connection with his appointment as CEO. The PRSUs are eligible to time-vest ratably over three years, subject to the achievement of transformation performance objectives and metrics determined by the Board. The goals set for Mr. Rajagopalan by the Board include strategic growth, operating efficiency and organization development. Within each of these three strategic goals are three additional measures. Strategic growth includes (i) achieving scale in Heidrick Consulting; (ii) improving Search profitability; and (iii) improving cross portfolio business development. Operating efficiency includes (i) improving G&A efficiencies; (ii) improving average Partner productivity in each of Search and Consulting; and (iii) operating margin improvements. Within organization development are (i) improving gender diversity in operational and executive management; (ii) delivering CEO and executive succession; and (iii) creating a winning partnership culture. In March 2019, the Board determined that Mr. Rajagopalan had met these goals, and 16,064 PRSUs vested.

2019 Program Changes

MIP Changes. In early 2019, management and the HRCC reviewed the goals for the MIP for the 2019 performance year. For 2019, an additional metric was added to the mix of financial objectives. In addition to Adjusted Operating Income (40%) and Net Revenues (20%), growth in revenues (10%) beyond the core Executive Search business will be measured. The remaining 30% will continue to be measured using individual strategic goals.

LTI Changes. During 2018, the HRCC spent a significant amount of time determining how to better align the PSU awards with the Company’s strategic goals as approved by the Board. At the end of 2018, the HRCC approved a redesign of PSUs to better align their issuance with stockholder interests and the Board-approved long-term strategy for the Company. The redesign included the adoption of two new, equally-weighted financial metrics for PSU awards: three-year Adjusted Operating Margin (AOM) and three-year Relative Total Shareholder Return (R-TSR) as set forth below. The target AOM will be established by the HRCC at the beginning of the three-year PSU performance period. The peer group for the new and enhanced R-TSR metric will be the S&P Human Resources and Employment Services Index.

3-year Adjusted Operating Margin (50% Weighting)		3-year Relative Total Shareholder Return (50% Weighting)

% of Target Performance	Percentage of Target PSUs Vesting	Percentile Ranking	Percentage of Target PSUs Vesting
150%	200%	75th	200%
100%	100%	50th	100%
50%	50%	25th	50%
<50%	0%	<25th	0%

The Company and the HRCC made these changes to more closely align operating results and executive performance. Adopting a metric based on operating margin for PSU awards will further drive shareholder value and increase the accountability of the NEOs for profitable revenue. The new performance metrics in the MIP and the LTI will focus the NEOs and the Company on the strategic goals necessary to increase shareholder value and further position the Company to succeed in a changing environment.

Other Compensation Policies and Information

Compensation Policies and Practices

Stock Ownership Guidelines. To enhance the alignment of NEOs’ interests with those of stockholders, the Company maintains stock ownership guidelines. Each new NEO has five years from the date he or she first becomes subject to the guidelines to achieve a stock ownership level equal to a multiple of base salary.

Hedging and Pledging Policy. Since 2013, the Company has had policies prohibiting hedging or pledging of stock by our NEOs.

Clawback Policy. In 2018, the Company adopted and will maintain a policy requiring the recoupment of any annual incentive payment or long-term incentive payment or equity award given to any incentive plan participants during the three-year period preceding. Recoupment will occur in the event of restatements of certain financial or other results where the participant engaged in intentional misconduct that caused or contributed to the need for restatement. The policy requires reimbursement to the extent permitted by governing law and any employment arrangements entered into prior to the adoption of the policy. The full text of the Clawback Policy can be found on the Company’s website at www.heidrick.com.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits the federal income tax deduction for annual individual compensation to $1 million for the NEOs. In the past, Section 162(m)’s deduction limit included an exception for “performance-based” compensation. This exception for “performance-based” compensation was eliminated in 2018, subject to a transition rule for certain written binding contracts in effect on November 2, 2017 and not materially modified after that date.

The Company historically structured certain awards under its compensation programs so that they might comply with the “performance-based” compensation exception. However, because of the continued development of the application and interpretation of Section 162(m) and the regulations issued thereunder, the Company cannot guarantee that the compensation intended to satisfy the requirements for deductibility under Section 162(m), as in effect prior to 2018, would or will in fact be deductible. Although tax deductibility is one of many factors the Company considers when determining executive compensation, the Company believes that the tax deduction limitation should not compromise its ability to design and maintain executive compensation arrangements that will attract and retain executive talent to compete successfully.

Employment Agreements

Below is a summary of the material terms and conditions of the employment agreements Heidrick has in place with its NEOs as of December 31, 2018.

Krishnan Rajagopalan. In September 2017, the Company entered into an employment agreement with Krishnan Rajagopalan to serve as Heidrick’s President and Chief Executive Officer. Under this agreement, Mr. Rajagopalan receives (i) an annual base salary of $850,000 subject to annual review but no decrease, (ii) an annual cash bonus target opportunity under the MIP equal to 150% of his base salary, subject to the attainment of certain performance goals established annually by the HRCC; (iii) an annual long-term incentive equity award target opportunity equal to 150% of his base salary, issued as a combination of PSUs and RSUs, subject to the attainment of certain performance goals established annually by the HRCC; and (iv) a grant of PRSUs with a grant date fair value of $1 million which time vest ratably over three years, subject to the achievement of transformation performance objectives and metrics to be determined annually by the Board. Mr. Rajagopalan also participates in the Company’s MIP, CIC Plan, Severance Plan, equity programs and vacation and benefit plans at the same level as other senior executives. The agreement also contains customary restrictive covenants in favor of the Company.

Mark Harris. On March 19, 2018, the Company entered into an employment agreement with Mr. Harris to serve as Heidrick’s Chief Financial Officer. Under this agreement, Mr. Harris receives (i) an annual base salary of $450,000; (ii) an annual cash bonus target opportunity equal to 100% of his base salary, subject to the attainment of certain performance goals established annually by the HRCC; and (iii) an annual long-term incentive equity award target opportunity equal to 133% of his base salary, subject to the attainment of certain performance goals established annually by the HRCC. Mr. Harris also participates in the Company’s MIP, CIC Plan, Severance Plan, equity programs and vacation and benefit plans at the same level as other senior executives. The agreement also contains one-year post-termination non-solicitation and non-competition restrictions.

Richard Greene. In March 2015, the Company entered into an employment agreement with Richard Greene to serve as Heidrick’s Chief Human Resources Officer. Under this agreement, Mr. Greene receives: (i) an annual base salary of $300,000, (ii) an annual cash bonus target opportunity equal to 100% of his base salary subject to the attainment of certain performance goals established annually by the HRCC, and (iii) an annual long-term incentive equity award target opportunity equal to 100% of his base salary, subject to the attainment of certain performance goals established by the HRCC. Mr. Greene also participates in the Company’s MIP, CIC Plan, Severance Plan, equity programs and vacation and benefit plans at the same level as other senior executives. The agreement also contained customary restrictive covenants in favor of the Company. As of January 1, 2019, Sarah Payne has been appointed CHRO, and Mr. Greene has joined Heidrick Consulting as a leadership consulting partner.

Kamau Coar. On January 4, 2018, the Company entered into an employment agreement with Kamau Coar to serve as General Counsel and Corporate Secretary effective February 1, 2018. Under this agreement, Mr. Coar receives: (i) an annual base salary of $260,000; (ii) an annual cash bonus target opportunity equal to 50% of his base salary, subject to the attainment of certain performance goals established annually by the HRCC; and (iii) an annual long-term incentive equity award target opportunity equal to 70% of his base salary, subject to the attainment of certain performance goals established by the HRCC. Mr. Coar also participates in the Company’s MIP, CIC Plan, Severance Plan, equity programs and vacation and benefit plans at the same level as other senior executives. The agreement also contains customary restrictive covenants in favor of the Company.

Perquisites and Other Personal Benefits

Heidrick provides its NEOs with the same benefits that are provided to all employees generally, including medical, dental and vision benefits, group term life insurance and participation in a 401(k) plan. The NEOs are also reimbursed for expenses incurred for an annual physical examination, for financial planning services (maximum reimbursement for financial planning is $1,080 per year, or $3,150 if expenses are incurred for the first time), and approved business club memberships.

Other Executive Compensation Arrangements

The Company has adopted other executive compensation arrangements, including a Change in Control Severance Plan designed to retain executives in a period of uncertainty and a Management Severance Pay Plan designed to provide financial assistance to executives following termination of employment. The material terms and conditions of these plans are described below.

Pension Benefits

Pension benefits are not provided to any of the NEOs.

Nonqualified Deferred Compensation

Pursuant to Heidrick’s U.S. Employee Deferred Compensation (EDC) Plan, each NEO (based in the U.S. only) may defer up to 25% of his or her base salary and up to 25% of his or her cash incentive compensation not to exceed $500,000 per year. The purpose of the EDC Plan is to facilitate future wealth creation and individual financial planning by deferring payments earned today to the future.

A participant completes an election form at the time he or she enrolls in the EDC Plan and chooses from investment funds offered by the EDC Plan Administrator. The Company does not contribute to the amount deferred nor does it provide above market rates on the investment funds. The Administrator calculates the earnings for the funds selected for each participant’s account. A participant makes distribution elections on the enrollment form and can elect to receive his or her distributions on either a date specified in the future (as long as it is at least three years from the effective date that contributions begin) or upon termination. A participant can also elect to receive his or her distributions in either a lump sum or in installments (over five, ten or fifteen years) paid quarterly on a declining balance approach.

In 2018, none of the NEOs participated in, or had an account balance under, the EDC.

Potential Payments Upon Termination or a Change in Control

Heidrick provides certain benefits to eligible employees upon certain types of termination of employment, including a termination of employment following a change in control of the Company. Certain benefits are in addition to the benefits to which the employee would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, equity-based awards that are vested as of the date of termination, and the right to continued medical coverage pursuant to COBRA). These incremental benefits as they pertain to the NEOs are described below.

Change in Control Severance Plan (“CIC Plan”)

All NEOs are participants under the CIC Plan. The CIC Plan provides severance benefits to the executive if he or she is terminated by us without cause, or if the executive terminates his or her employment with us for good reason, within two years of a change in control of the Company (or within six months prior to a change in control of the Company if such termination is effected prior to, but in anticipation of, the change in control). The following benefits are to be provided under the CIC Plan to a participant upon a qualifying termination of employment:

•	Salary and other compensation earned but not paid as of the termination date, including any unpaid bonus and earned but unused vacation time.

•	A prorated bonus payment equal to the participant’s annual target bonus under the MIP as of the date immediately prior to the change in control (the “bonus amount”).

•	A lump sum payment equal to the sum of the participant’s base salary (the highest annual rate during the preceding 12 months) and annual target bonus amount multiplied by a factor of:

•	2.5 for the Chief Executive Officer.

•	2.0 for all other NEOs.

•

Double trigger accelerated vesting of unvested stock awards (PSUs vest at the greater of target level or the number that would be achieved based on performance) after a change in control if the CIC Plan participant’s employment is terminated for certain reasons within the two-year period beginning on the date of a change in control.

•	Continuation of health, dental and/or vision benefits for up to one year at no additional cost to the participant with the same terms in effect immediately prior to the termination date.

•	Reimbursement of reasonable legal fees incurred by the participant in enforcing in good faith his or her rights under the CIC Plan (unless the participant was terminated for cause).

•

The CIC Plan does not provide an excise tax gross-up, but instead permits all participants to either elect to have their parachute payments reduced to ensure no excise tax liability or to receive the full amount of parachute payments and be responsible for paying all related excise taxes, interest and penalties.

The CIC Plan contains restrictive covenants that prohibit the participant, for a period of time, from working on the accounts of certain clients, with respect to which he or she had significant involvement, providing services to competitors, or soliciting or hiring employees or employee candidates of the Company. In order to receive benefits under the CIC Plan, the participant must waive his or her right to receive any severance benefits he or she is entitled to receive under any other Company severance plan or employment agreement to which we are a party.

For purposes of the CIC Plan:

•

“Cause” means the executive’s (i) willful and continued failure to substantially perform his or her duties that is not cured after notice from us (other than a failure due to a physical or mental condition), or (ii) willful misconduct that is materially injurious to us.

•

“Good Reason” means the occurrence of one of the following events without the executive’s written consent: (i) the assignment to the executive of duties inconsistent with, or a reduction in his or her responsibilities or functions associated with, his or her position immediately prior to the change in control; (ii) a reduction in the executive’s base salary or any failure to pay the executive any compensation within seven days of the due date for such payment; (iii) a change by 50 miles or more of the executive’s principal work location; (iv) a substantial change in the executive’s required business travel; (v) our failure to continue substantially similar benefits under our welfare and fringe benefit plans, taking any action that adversely affects or reduces the executive’s benefits under such plans, or our failure to provide the executive with his or her accrued vacation days in accordance with our policy in effect immediately prior to the change in control; (vi) the failure to provide the executive with the bonus and long term incentive opportunity available immediately prior to the change in control; (vii) a material increase in the executive’s working hours; or (viii) the failure of any successor to the Company to assume the obligations under the CIC Plan.

•

“Change in Control” means (i) a person’s acquisition of more than 30% of the voting power of our outstanding securities; (ii) during any 24 month period, the incumbent board members, and generally any new directors elected by at least 2⁄3 of the incumbent or previously approved board members, cease to constitute a majority of the board; (iii) a merger or consolidation of the Company (other than a merger or consolidation that (A) results in our outstanding voting securities continuing to represent more than 66 2⁄3% of the combined voting power of the outstanding securities immediately after the transaction, or (B) after which no person holds 30% or more of the combined voting power of the outstanding securities immediately after the transaction); (iv) a complete liquidation, or a sale of substantially all of the assets, of the Company; or (v) any other event that the Board determines to be a change in control. A change in control does not include any of the above events if after such event we cease to be subject to Section 13 or 15(d) of the Securities Exchange Act and no more than 50% of the outstanding stock is owned by any entity subject to such requirements, or our executive officers own 25% or more of the then outstanding common stock or 25% or more of the combined voting power of the outstanding voting securities.

Management Severance Pay Plan (“Severance Plan”)

The Severance Plan provides severance benefits to select employees. Benefits are available if an employee is terminated without cause as defined in the Severance Plan. Benefits are not available if the termination is for Cause or due to voluntary resignation, leave of absence, retirement, death or disability. If the termination is due to the employee’s transfer to an unaffiliated business, the sale of the stock or assets of the Company or the outsourcing of a division, department, business unit or function, severance benefits will be provided only if the employee has not been offered employment with the successor entity. An employee’s receipt of severance benefits is conditioned on his or her execution of a release. The severance benefit payable to a participant is equal to the sum of the participant’s base salary rate in effect on the date of termination and target bonus amount multiplied by a factor of:

•	2.0 for the Chief Executive Officer;

•	1.5 for other NEOs.

The severance benefits will be paid to the participant in equal installments over the severance period in accordance with applicable payroll procedures, beginning no later than 30 days after the participant delivers an executed release. In addition, the Severance Plan includes six-month non-solicitation and non-compete provisions that apply to the extent the participant is not already subject to such restrictions pursuant to another agreement with us.

Bonus, RSU, PSU and Bonus Cash Deferral Retirement Policy (“Retirement Policy”)

Under the Retirement Policy that was in effect during 2018, an employee was eligible for retirement if all three of the following criteria were met:

•	Age 55 or older on the date of retirement, provided they are age 50 or older as of March 23, 2018, or alternatively age 62 on the date of retirement;

•	Combined age and years of service add up to at least 70 on the date of retirement; and

•	Notification of the intent to retire is made no later than October 15th of the year before the year of actual retirement.

The Company’s Retirement Policy allows for the continued vesting of RSUs, PSUs, and bonus cash deferrals, and the payment of the annual incentive, if any, that would have been payable in the year of retirement even if the employee retires prior to the actual date of payment. For PSUs granted after March 23, 2018, an employee is eligible to receive continued vesting of the PSUs prorated based on the percentage of the three-year performance period worked. The award will be forfeited for those with greater than two years remaining in the vesting period and prorated for all others. Restrictive covenants will extend to the end of the vesting period for all equity awards upon retirement.

Mr. Rajagopalan was eligible for retirement under the Retirement Policy as of December 31, 2018. Mr. Pehlke retired on March 31, 2018.

Second Amended and Restated 2012 GlobalShare Plan (“GSP”)

All employees are eligible to receive awards under the GSP. All agreements with respect to awards of stock options, RSUs and PSUs granted under the GSP provide for immediate vesting of all outstanding awards in the event of a termination by reason of death or disability as defined under the Program. In such events, the PSUs would vest at target upon death or disability. The award agreements were amended in 2011 to provide that after a change in control and an executive officer’s termination of employment for certain reasons within the two-year period beginning on the date of a change in control, the unvested awards immediately vest.

In 2018, Heidrick’s stockholders approved an amendment and restatement of the GSP to increase the number of shares of common stock reserved for issuance under the GSP by 850,000 shares. The increase in shares was primarily to recognize the importance of equity as a component of the Company’s compensation program. With the increase in shares, the Company has better aligned the interests of the firm’s most critical talent in the search and consulting businesses with those of Heidrick’s stockholders by increasing the number of key employees who receive shares under the GSP.

During 2018, the Company added a group of top consultants to the GSP in addition to those directors, officers and other corporate executives who already receive equity under the program. Adding these consultants further aligns this important stakeholder group with the Company’s strategic priorities and the creation of stockholder value and provides retentive incentive. Consultants who received equity under the GSP were selected by management based on both quantitative and qualitative criteria. Management will regularly review and determine which consultants will receive equity under the GSP. Consultants who received equity under the GSP in 2018 received grants that vest over four years (0% upon the first anniversary of the grant, 20% upon the second anniversary, 30% upon the third anniversary and 50% upon the fourth anniversary).

Bonus Deferrals

The NEOs must defer 15% of the annual bonus amounts earned. The deferred amount is then paid out equally over the following three years. If an executive officer leaves prior to payment of any deferred bonus amount, such amounts are forfeited.

The NEOs had the following deferred amounts outstanding at December 31, 2018:

	Outstanding Amount of Deferred Bonus Payout for:

Name & Principal Position	2015	2016	2017	Total

Krishnan Rajagopalan	$36,319	$101,400	$204,804	$342,523

Mark Harris	$0	$0	$0	$0

Richard Greene	$15,366	$26,125	$37,949	$79,440

Kamau Coar	$0	$0	$0	$0

Richard Pehlke	$22,350	$36,000	$0	$58,350

Mr. Pehlke will receive his deferred bonus payouts in accordance with the terms of the firm’s Retirement Policy and his Separation Agreement. Mr. Beard forfeited any deferred bonus payouts upon his departure from the Company, in accordance with the firm’s Severance Plan.

Compensation Tables and Narrative Disclosures

Summary Compensation Table

The table below summarizes the total direct compensation paid or earned by each of the NEOs for the last three fiscal years, and only reflects information for those years in which the officer was determined to be a NEO of the Company.

Name & Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($)	(3)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total ($)

Krishnan Rajagopalan	2018	850,000	—	1,275,013		—	1,912,500	—	4,037,513
Chief Executive Officer	2017	750,000	—	1,324,993		—	1,365,359	—	3,440,352
& President	2016	650,000	500,000	1,299,976		—	1,014,000	—	3,463,976

Mark Harris	2018	412,500	125,000	599,993		—	618,750	86,478	1,842,721
Chief Financial Officer

Richard Greene	2018	300,000	—	360,002		—	427,500	—	1,087,502
Chief Human	2017	300,000	—	300,008		—	252,995	—	853,003
Resources Officer	2016	275,000	—	343,752		—	261,250	—	880,002

Kamau Coar	2018	255,133	—	182,006		—	191,350	—	628,489
General Counsel and
Corporate Secretary

Richard W. Pehlke (7)	2018	100,000	550,000	—		—	100,000	15,309	765,309
Former Chief Financial	2017	400,000	—	399,978		—	354,606	17,315	1,171,899
Officer	2016	400,000	—	599,990		—	360,000	—	1,359,990

Stephen W. Beard (8)	2018	35,417	—	—		—	—	805,903	841,319
Former General	2017	425,000	—	425,008		—	391,000	13,580	1,254,588
Counsel,	2016	375,000	—	562,496		—	390,000	11,330	1,338,826
Chief Administrative Officer and Secretary

(1)

Amounts reflect base salary paid in the year pursuant to employment agreements. Messrs. Harris and Coar became NEOs in 2018. For Mr. Harris, the 2018 salary reflects a rate of $450,000, effective February 1, 2018, as per the terms of his employment agreement. For Mr. Coar, the 2018 salary reflects a rate of $201,600 through January 31, 2018, and $260,000 effective February 1, 2018.

(2)	For Mr. Harris, the 2018 amount reflects a sign-on bonus when he joined the firm. For Mr. Pehlke, the 2018 amount reflects the amount paid in accordance with the terms of his Separation Agreement.

(3)

This column reflects the grant date fair value of RSUs and PSUs calculated in accordance with ASC Topic 718. The fair values of the RSUs and the target number of PSUs were based on the closing price of the common stock on the grant date.

(4)	Amounts reflect annual LTI awards granted under the GlobalShare Plan in a combination of PSUs and RSUs.

(5)

The Non-Equity Incentive Plan Compensation amounts in this column reflect our annual Short-Term Incentive MIP awards for 2018. The performance goals were established by the HRCC at the beginning of 2018, final evaluation of those performance goals was determined on February 7, 2019, and awards were initially paid in March 2019. With respect to each award, 85% was paid in full March 2019 and the remaining 15% was mandatorily deferred and will be paid in cash ratably over three years. These awards are discussed in further detail on page 21.

(6)

This column reflects all other compensation paid to the executive, including perquisites that have an aggregate value of $10,000 or more. For Mr. Harris, the amount relates to relocation expenses in connection with his joining the Company. For Mr. Pehlke, (i) the amount for 2018 relates to medical coverage provided in connection with his retirement; and (ii) the amount for 2017 includes business club fees, parking, an annual physical examination and financial planning services. For Mr. Beard, (i) the amount for 2018 reflects the amounts paid to him pursuant to his Separation Agreement; and (ii) the amount for 2017 includes business club fees, parking, and an annual physical examination.

(7)

Mr. Pehlke retired from the Company as of March 31, 2018. He was paid in accordance with the terms of the Retirement Policy and his Separation Agreement and General Release dated February 2, 2018. Under the terms of his Separation Agreement, Mr. Pehlke was paid a one-time bonus of $550,000 to remain available to the Company for several months after his retirement date to complete the 2017 year-end process and to assist with the orderly transition to the new Chief Financial Officer.

(8)

Mr. Beard left the Company as of February 1, 2018. He was paid in accordance with the terms of the severance policies in place at the time as well his Separation Agreement and General Release dated January 5, 2018.

2018 Grants of Plan-Based Awards Table

The table below sets forth certain information with respect to awards that were granted during the fiscal year ended December 31, 2018 for each NEO.

			Estimated Possible Payouts under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)

Name & Principal Position	Grant Date	Date of HRCC Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (5)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Krishnan Rajagopalan	3/9/18 (1)	2/7/18	637,500	1,275,000	1,912,500							$0
Chief Executive Officer	3/9/18 (2)	2/7/18	—	—	—	—	—	—	20,936	—	—	637,501
& President	3/28/18 (2)	2/7/18	—	—	—	—	21,040	42,080	—	—	—	637,512

Mark Harris	3/9/18 (1)	2/7/18	225,000	450,000	675,000							$0
Chief Financial Officer	3/9/18 (2)	2/7/18	—	—	—	—	—	—	9,852	—	—	299,993
	3/28/18 (2)	2/7/18	—	—	—	—	9,901	19,802	—	—	—	300,000

Richard Greene	3/9/18 (1)	2/7/18	150,000	300,000	450,000							$0
Chief Human Resources	3/9/18 (2)	2/7/18	—	—	—	—	—	—	5,911	—	—	179,990
Officer	3/28/18 (2)	2/7/18	—	—	—	—	5,941	11,882	—	—	—	180,012

Kamau Coar	3/9/18 (1)	2/7/18	65,000	130,000	195,000							$0
General Counsel and	3/9/18 (2)	2/7/18	—	—	—	—	—	—	2,989	—	—	91,015
Corporate Secretary	3/28/18 (2)	2/7/18	—	—	—	—	3,003	6,006	—	—	—	90,991

(1)	The amounts in this row reflect (i) a Non-Equity Incentive Plan Award representing our annual Short-Term Incentive MIP awards for 2018 as established by the HRCC at the beginning of 2018.

(2)

The amounts in this row include awards granted on March 9, 2018 and March 28, 2018 consisting of: (i) an Equity Incentive Plan Award representing an annual Long-Term Incentive PSU award issued under the GSP that will vest (if at all) after a three-year performance period; and (ii) an All Other Stock Award representing an annual Long-Term Incentive RSU award under our GSP that will vest in three equal installments on each grant date anniversary subject to continued employment with the Company.

(3)

With respect to our Non-Equity Incentive Plan Awards representing our annual Short-Term Incentive MIP awards, the performance goals were established by the HRCC in early 2018, the final evaluation of those performance goals was determined on February 6, 2019 and the initial payments for those awards were made in March 2019. The amounts in the table reflect the range of potential MIP award payouts which may be as little as zero and as high as 150% of target. If the performance goals based on Company financial performance are not met at the threshold level (which would provide a payment equal to 50% of target), the amount (if any) payable under the MIP with respect to that component is at the discretion of our HRCC. The amounts actually paid under the MIP for 2018 appear in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 32.

(4)

With respect to our Equity Incentive Plan Awards representing our annual Long-Term Incentive PSU award issued under the GSP, the awards are target-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The PSUs are stated at their target number of shares. Upon vesting, the recipients will receive anywhere from 0% to 200% of the target number of shares based on actual company performance over the performance period. The unvested PSUs are credited with dividend equivalents which are payable in cash to the extent the shares subject to the PSUs vest.

(5)

With respect to our All Other Stock Awards representing our annual Long-Term Incentive RSU award issued under the GSP, the awards are service-based equity awards that vest in three equal installments on the first, second and third anniversaries of the date of grant, generally subject to the executive’s continued employment with the Company. All unvested RSUs are credited with dividend equivalents which are payable in cash to the extent the shares subject to the RSUs vest.

(6)

Reflects the grant date fair value of RSUs and PSUs calculated in accordance with ASC Topic 718. The fair value of the RSUs is based on the closing price of the common stock on the grant date. The fair value of the target number of PSUs was estimated based on our closing stock price on the grant date; the final number and value of PSUs earned over the performance period from January 1, 2018 through December 31, 2020 will depend on our average percentage of Operating Income achieved relative to target Operating Income goals and the price of our stock at vesting.

2018 Outstanding Equity Awards at Fiscal Year End Table

The table below includes certain information with respect to restricted stock units and performance stock units previously awarded to the NEOs that were outstanding as of December 31, 2018. The market value of each award was determined using our closing stock price on December 31, 2018 (the last trading day of 2018), or $31.19. No stock options were outstanding as of December 31, 2018.

Name & Principal Position	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (2)

Krishnan Rajagopalan	9,131	(2)	284,796	27,391	(5)	854,325
Chief Executive Officer	4,458	(3)	139,045	6,687	(6)	208,568
& President	20,936	(4)	652,994	48,193	(7)	1,503,140
				21,040	(8)	656,238

Mark Harris	9,852	(4)	307,284	9,901	(7)	308,812
Chief Financial Officer

Richard Greene	2,415	(2)	75,324	7,243	(5)	225,909
Chief Human Resources	4,116	(3)	128,378	6,173	(6)	192,536
Officer	5,911	(4)	184,364	5,941	(7)	185,300

Kamau Coar	885	(2)	27,603	0		0
General Counsel and	1,784	(3)	55,643	0		0
Corporate Secretary	2,989	(4)	93,227	3,003	(7)	93,664

(1)	The market value of the stock awards and equity incentive plan awards was determined using our closing stock price on December 31, 2018: $31.19

(2)	Consists of RSUs granted on March 9, 2016. The remaining RSUs vest on March 9, 2019.

(3)	Consists of RSUs granted on March 9, 2017. The remaining RSUs vest one-half each on March 9, 2019 and March 9, 2020.

(4)	Consists of RSUs granted on March 9, 2018. The remaining RSUs vest ratably on March 9, 2019, March 9, 2020, and March 9, 2021.

(5)

Consists of the unvested portion of PSUs granted on March 9, 2016, which are target-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The PSUs are stated at target. The number of shares that vest will range from 0 percent to 200 percent of target based on actual company performance over the performance period.

(6)

Consists of the unvested portion of PSUs granted on March 9, 2017, which are target-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The PSUs are stated at target. The number of shares that vest will range from 0 percent to 200 percent of target based on actual company performance over the performance period.

(7)

Consists of the unvested portion of PSUs granted on March 28, 2018, which are target-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The PSUs are stated at target. The number of shares that vest will range from 0 percent to 200 percent of target based on actual company performance over the performance period.

(8)

Consists of the unvested portion of Performance-Based Restricted Stock Units, which were awarded on September 28, 2017, as per the terms of Mr. Rajagopalan’s employment agreement. The award will vest based upon goals established and approved by the HRCC.

2018 Option Exercise and Stock Vested Table

The table below includes certain information with respect to the vesting of restricted stock units for the NEOs during the fiscal year ended December 31, 2018. There are no outstanding stock options for our NEOs. The Company has not issued stock options since September 2008. The options granted in September 2008 had a ten-year term and have expired.

	Stock Awards

Name & Principal Position	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Krishnan Rajagopalan	15,519	472,554

Chief Executive Officer & President

Mark Harris	0	0

Chief Financial Officer

Richard Greene	4,471	136,142

Chief Human Resources Officer

Kamau Coar

General Counsel and Corporate Secretary	2,490	75,821

(1)

The amounts reflect the number of RSUs and PSUs converted into common shares on a one-for-one basis from grants issued in 2015, 2016, and 2017. In connection with the vesting of shares in this column, related dividend equivalents were paid to each executive officer of $17,144 to Mr. Rajagopalan; $3,580 to Mr. Greene, and $2,498 to Mr. Coar.

(2)

The amounts reflect the pre-tax value of the number of RSUs and PSUs vesting multiplied by the closing market price of our stock on the date of vesting. In those cases where the date of vesting falls on a weekend or holiday, the closing market price of the stock on the next business day is used.

Contingent Payments

The tables below show the additional benefits and payments to be made in the event of a termination by the Company without cause, resignation by the executive for good reason, termination by reason of death or long-term disability, or termination following a change in control of the Company, on December 31, 2018.

Krishnan Rajagopalan

	Involuntary Termination Without Cause ($) (1)	Death or Long-Term Disability ($)	Termination Following a Change in Control ($) (2)
Base Salary	1,700,000	—	2,125,000
Management Bonus	2,550,000	—	3,187,500
Prorated Bonus	—	—	1,275,000
Continued Health Coverage (3)	25,567	—	20,103
Vesting of Unexercisable Stock Options	—	—	—
Vesting of Outstanding RSUs and PSUs (4)	—	4,299,105	4,299,105
Vesting of Deferred Bonus	—	342,523	342,523

Total	4,275,567	4,641,628	11,249,231

Mark Harris

	Involuntary Termination Without Cause ($) (1)	Death or Long-Term Disability ($)	Termination Following a Change in Control ($) (2)
Base Salary	675,000	—	900,000
Management Bonus	675,000	—	900,000
Prorated Bonus	—	—	450,000
Continued Health Coverage (3)	29,574	—	21,615
Vesting of Unexercisable Stock Options	—	—	—
Vesting of Outstanding RSUs and PSUs (4)	—	616,096	616,096
Vesting of Deferred Bonus	—	—	—

Total	1,379,574	616,096	2,887,711

Richard Greene

	Involuntary Termination Without Cause ($) (1)	Death or Long-Term Disability ($)	Termination Following a Change in Control ($) (2)
Base Salary	450,000	—	600,000
Management Bonus	450,000	—	600,000
Prorated Bonus	—	—	300,000
Continued Health Coverage (3)	16,276	—	8,317
Vesting of Unexercisable Stock Options	—	—	—
Vesting of Outstanding RSUs and PSUs (4)	—	991,811	991,811
Vesting of Deferred Bonus	—	79,440	79,440

Total	916,276	1,071,251	2,579,568

Kamau Coar

	Involuntary Termination Without Cause ($) (1)	Death or Long-Term Disability ($)	Termination Following a Change in Control ($) (2)
Base Salary	390,000	—	520,000
Management Bonus	195,000	—	260,000
Prorated Bonus	—	—	130,000
Continued Health Coverage (3)	16,276	—	8,317
Vesting of Unexercisable Stock Options	—	—	—
Vesting of Outstanding RSUs and PSUs (4)	—	270,137	270,137
Vesting of Deferred Bonus	—	—	—

Total	601,276	270,137	1,188,454

(1)	Reflects amounts payable under the Severance Plan.

(2)	As per the terms of the CIC Plan and the GlobalShare Plan.

(3)

Under the Severance Plan, the costs of continuation of coverage are fully covered by the Company. Reflects both the individual and the Company-paid premiums for such coverage. Under the CIC Plan, the Company and the Participant share the costs of the continuation of such coverage.

(4)	As per the terms of the GlobalShare Plan. Values calculated using the closing stock price on December 31, 2018 of $31.19.

Human Resources and Compensation Committee Report

The HRCC has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the HRCC recommended to the Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and this Proxy Statement.

THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

Clare M. Chapman (Chair)

Elizabeth L. Axelrod

Gary E. Knell

Willem Mesdag

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing the following information about the relationship of the annual total compensation of its employees and the annual total compensation of Mr. Krishnan Rajagopalan, President and Chief Executive Officer.

For 2018, our last completed fiscal year:

•	the annual total compensation of the employee identified at median of the Company (other than the CEO), was $108,538; and

•	the annual total compensation of the CEO for purposes of determining the CEO Pay Ratio was $4,037,513.

Based on this information, for 2018, the ratio of the annual total compensation of Mr. Rajagopalan, the Chief Executive Officer, to the median of the annual total compensation of all employees was estimated to be 37.2 to 1. Mr. Rajagopalan was the only individual to serve in the role of CEO during 2018.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on payroll and employment records and the method described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allows companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices.

The Company identified the median employee by examining the 2018 total compensation for all individuals, excluding the CEO, who were employed by the Company on December 31, 2018, the last day of the payroll year. The Company included all employees, whether employed on a full-time or part-time basis. The Company annualized the base compensation for full-time employees that were not employed by the Company for all of 2018.

The Company calculated the median employee’s total annual compensation using the same methodology it uses for its named executive officers as set forth in the 2018 Summary Compensation Table in this proxy statement. In the 2018 Summary Compensation Table the Company reports annual cash incentive paid in 2019 for performance in 2018. The median employee participated in a cash incentive plan that paid out in 2019 for 2018 performance and the Company used the amounts received in 2019 for median employee annual total compensation.

In determining Mr. Rajagopalan’s compensation, the Company utilized his base salary rate as CEO ($850,000); his total 2018 cash bonus award, paid in 2019 ($1,912,500); and his total long-term incentive awards for 2018 ($1,275,013). For purposes of calculating the CEO Pay Ratio, this resulted in annual total compensation of $4,037,513 for the CEO consistent with the amount shown on the Summary Compensation Table. Mr. Krishnan’s target total compensation as CEO is $3,400,000.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board of Directors is responsible for providing general oversight of the Company’s financial accounting and reporting processes, selection of critical accounting policies, and the Company’s system of internal controls. In 2018, the Audit and Finance Committee was comprised of four directors, Messrs. Mesdag, Logan and Warby and Ms. Axelrod, each of whom is independent within the meaning of the Company’s Corporate Governance Guidelines and Director Independence Standards and the applicable Nasdaq Rules. Currently, the Audit and Finance Committee is comprised of four directors, Ms. Rauch and Messrs. Mesdag, Logan and Warby, each of whom is independent. The Board of Directors has determined that Lyle Logan and Willem Mesdag are “audit committee financial experts” as defined in the SEC Rules. During 2018, the Audit and Finance Committee met seven times.

As part of its oversight of the Company’s financial statements, the Audit and Finance Committee reviews and discusses with both management and its independent registered public accounting firm, RSM US LLP, all annual and quarterly financial statements prior to their issuance. The Audit and Finance Committee reviews key initiatives and programs aimed at strengthening the effectiveness of the Company’s disclosure control structures; including its internal controls, as well as providing oversight of the Company’s risk management protocols.

The Audit and Finance Committee reviewed and discussed with RSM the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB) and approved by the SEC. The Audit and Finance Committee has also received the written disclosures and the letter from RSM, required by applicable requirements of the PCAOB, regarding RSM’s communications with the Audit and Finance Committee concerning independence, and has discussed with RSM the firm’s independence from the Company.

The Audit and Finance Committee’s meetings generally included executive sessions with RSM and with the Company’s Internal Audit function which has been outsourced to PricewaterhouseCoopers since March 2013, in each case without the presence of management, to raise and discuss any issues they may have about the financial statements and the adequacy and proper functioning of the Company’s internal and disclosure control systems and procedures.

In performing these functions, the Audit and Finance Committee acted and continues to act only in an oversight capacity on behalf of the Board of Directors. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including its systems of internal and disclosure controls. In its oversight role, the Audit and Finance Committee necessarily relies on the procedures, work and assurances of management. RSM has audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the Company’s financial position, results of operation and cash flows in conformity with generally accepted accounting principles in the U.S., and discussed any issues they believe should be raised with the Audit and Finance Committee.

During 2018, management documented, tested and evaluated the Company’s internal controls pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management and RSM kept the Audit and Finance Committee apprised of the Company’s progress at each regularly scheduled Audit and Finance Committee meeting. Management and RSM have each provided the Audit and Finance Committee with a report on the effectiveness of the Company’s internal controls. The Audit and Finance Committee has reviewed management’s and RSM’s assessment of the effectiveness of the Company’s internal controls included in the Annual Report on Form 10-K for the year ended December 31, 2018.

Based on the above mentioned reviews and discussions with management and its independent registered public accounting firm, the undersigned Audit and Finance Committee members recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018. The Audit and Finance Committee has also appointed RSM US LLP as the Company’s independent registered public accounting firm for 2019.

THE AUDIT AND FINANCE COMMITTEE

Willem Mesdag (Chair)

Lyle Logan

Stacey Rauch

Adam Warby

AUDIT FEES

In 2018, the Audit and Finance Committee conducted a competitive process to select a firm to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. The Audit and Finance Committee selected several firms to participate in this process.

As a result of this process, on June 13, 2018, the Audit and Finance Committee appointed RSM US LLP (“RSM”) as the Company’s independent registered accounting firm for the fiscal year ended December 31, 2018. In conjunction with the selection of RSM to serve as the Company’s independent public accounting firm, the Audit and Finance Committee dismissed KPMG LLP from that role effective June 13, 2018.

KPMG’s audit reports on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2017 and December 31, 2016 did not contain any adverse opinion or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2017 and December 31, 2016, respectively, and the interim period through June 13, 2018, there were (i) no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG would have caused KPMG to make reference to the subject matter of the disagreement in their reports on the Company’s consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Audit and Finance Committee has established a policy governing the engagement of the Company’s independent auditors for audit and non-audit services. Under this policy, the Audit and Finance Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent auditors to assure that the provision of such services does not impair the auditor’s independence. The Audit and Finance Committee has delegated the authority to evaluate and approve audit and permissible non-audit fees and engagements up to $100,000 to the Audit and Finance Committee Chair. In this event, the Chair then presents a summary of the fees and services to the Committee at its next meeting. The independent auditor may not perform any non-audit service which independent auditors are prohibited from performing under the SEC Rules or the rules of the PCAOB. Neither RSM nor KPMG performed any non-audit services in 2018.

At the beginning of each fiscal year, the Audit and Finance Committee reviews with management and the independent auditor the types of services that are likely to be required throughout the year. For each proposed service, the independent auditor provides documentation regarding the specific services to be provided. At that time, the Audit and Finance Committee pre-approves a list of specific audit related services that may be provided and sets fee limits for each specific service or project. Management is then authorized to engage the independent auditor to perform the pre-approved services as needed throughout the year, subject to providing the Audit and Finance Committee with regular updates. The Audit and Finance Committee must review and approve in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent auditor. The Audit and Finance Committee also must approve in advance any fees for pre-approved services that exceed the pre-established limits, as described above.

All services provided by RSM US LLP and KPMG LLP in 2018 were, and all services approved to be provided by RSM US LLP in 2019 will be, permissible under applicable laws and regulations.

Fee Category	2018	2017
Audit Fees (1)	$975,000	$2,041,000
Audit-Related Fees
Tax Fees
All Other Fees (2)		$284,000

Total Fees	$975,000	$2,325,000

(1)

Fees for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of the consolidated financial statements included in its Quarterly Reports on Form 10-Q, and the audit of the Company’s internal controls over financial reporting.

(2)	Fees for assistance with the new Revenue Recognition standard.

ITEMS TO BE VOTED ON

Item 1—Election of Directors

The current term of office of all of the Company’s directors expires at the 2019 Annual Meeting. There are eight nominees for director. Mr. Wolstencroft has decided not to stand for reelection at the 2019 Annual Meeting. The Board proposes that all of the directors standing for reelection be reelected for a term of one year and until their successors are duly elected and qualified. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a Director before the 2019 Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

If the eight directors standing for reelection are reelected to the Board, the average age of the Board will be 60.2 years old with an average tenure of 3.5 years of service on the Board. Approximately 62.5 percent of the Board will be women or minority directors with three women, one African-American and one Asian-American serving on the Board.

Directors are elected by a majority of votes cast unless the election is contested, in which case Directors are elected by a plurality of votes cast. A majority of votes cast means that the number of shares voted “For” a Director exceeds the number of votes cast “Against” the Director; abstentions are not counted either “for” or “against.” If an incumbent Director in an uncontested election receives a greater number of votes withheld from his/her election than votes “for” his/her election, the Director is required to tender a letter of resignation to the Chair of the Nominating and Board Governance Committee following certification of the shareholder vote. The NGC will consider the tendered resignation and will make a recommendation to the Board whether to accept or reject the resignation no later than sixty days following the date of the shareholders’ meeting at which the election occurred, publicly disclose its decision whether to accept the resignation as tendered and the rationale behind it.

Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of Directors unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to Directors is counted.

The Board recommends a vote “FOR” each of the persons nominated by the Board.

Elizabeth L. Axelrod, 56, serves as Vice President, Employee Experience for Airbnb (online marketplace and hospitality service) as of January 4, 2017. Previously, she served as the Senior Vice President, Human Resources for eBay Inc. (ecommerce corporation that facilitates consumer-to-consumer and business-to-consumer sales through its website) from March 2005 to July 2015. Prior to her tenure at eBay, Ms. Axelrod served as the Chief Talent Officer for WPP PLC, a global communications services group where she was also an Executive Director, and as a partner at McKinsey & Company. She is co-author of The War for Talent, published by Harvard Business School Press in 2001. She has been a director of the Company since 2016.

Ms. Axelrod is a proven human resources executive with a professional services background. She is also a thought leader in talent management which is core to Heidrick’s business. Her innovative approach to talent management including the use of data analytics brings to the Board a perspective on the relationship between recruiting talent and commercial success. Ms. Axelrod also brings a digital mindset to the Board informed by her former role at eBay.

Clare M. Chapman, 59, is retired. She is the former Group People Director of BT Group, one of the world’s leading communications services companies based in the UK and serving customers in 170 countries worldwide. Ms. Chapman served in this role from 2011 through 2015. Prior to this role, Ms. Chapman was the Director General of Workforce for the National Health Service and Social Care system where her responsibilities impacted more than 2.2 million healthcare employees in England. Previously, she was the Human Resources Director for Tesco PLC (British multinational groceries and general merchandise retailer) and Vice President of Human Resources for PepsiCo’s (American multinational food, snack and beverages corporation) operations in continental Europe. Since 2010 Ms. Chapman has served on the board of Kingfisher PLC, which operates over 1100 stores and omnichannel operations across Europe. In August 2017, Ms. Chapman joined the board of The Weir Group, plc, a designer and manufacturer of highly-engineered products and services for minerals, oil and gas, and power industries. She is also an employer representative on the Low Pay Commission, an independent body that advises the United Kingdom government about the national living wage and national minimum wage rates and related matters. She has been a director of the Company since 2016.

Ms. Chapman is regularly sought to speak and advise on corporate and national efforts to improve organization effectiveness and leadership capacity. She is also co-chair of The Purposeful Company focused on transforming U.K. business with smarter investor stewardship of companies focused on creating long term value. Ms. Chapman’s experience in human resources and organizational effectiveness and her international perspective are assets to the Board on a range of talent, leadership, and organizational matters.

Gary Knell, 65, is the Chairman of National Geographic Partners, the global joint venture between The Walt Disney Company and the National Geographic Society. Previously, he served as President and CEO of the National Geographic Society from January 2014 to February 2018. Prior to joining the Society as President and CEO, Mr. Knell served as President and Chief Executive Officer of National Public Radio, Inc. from December 2011 to October 2013. Mr. Knell served in various leadership capacities within media companies, including serving as the President and Chief Executive Officer of Sesame Workshop (formerly known as Children’s Television Workshop) from 2000 to November 2011, Chief Operations Officer of Children’s Television Workshop from 1998 to 2000, President and Managing Director of Manager Media International from 1996 to 1997 and Executive Vice President for Corporate Affairs at Children’s Television Workshop from 1989 to 1996. From 1982 to 1989, Mr. Knell headed Governmental, Business and Legal Affairs and served as Board Secretary for WNET/THIRTEEN. From 1978 to 1981, he was Counsel to the United States Senate Judiciary Subcommittee on Administrative Practice and Procedure and the Governmental Affairs Subcommittee on Intergovernmental Relations. From 1976 to 1977, he was the legal assistant to the Governor of California. Mr. Knell also serves on the board of directors of The Economic Club of Washington and the board of trustees of The Smithsonian Museum of Natural History. He has been a director of the Company since 2007.

Mr. Knell brings to the Board a wide range of experience in senior leadership positions in both the public and private sectors, including over 30 years of senior operations and executive management experience with National Geographic and other media companies. In addition to his broad business skills and experience, executive leadership and global expertise and knowledge of complex business and legal matters, Mr. Knell also has significant experience in governmental affairs.

Lyle Logan, 59, has served as the Executive Vice President and Managing Director of the Global Financial Institutions Group for The Northern Trust Company (financial services) since 2009. Mr. Logan has served in several leadership positions with Northern Trust during his career, including serving as Executive Vice President and Managing Director, Institutional Sales and Client Servicing for Northern Trust Global Investments from 2005 through 2010; Head of Chicago Private Banking within Northern Trust’s Personal Financial Services unit from 2003 through 2005; and Senior Vice President and Personal Financial Services Manager for Northern Trust’s Midwest Region from 2000 through 2003. Mr. Logan is also the Chairman and CEO of The Northern Trust International Banking Corporation. Mr. Logan has also served on the board of Adtalem Global Education Inc. (global provider of education services) since 2007, where he serves as the Chair of the Nominating and Governance Committee and on the Compensation Committee; Chicago Children’s Memorial Hospital, and The Field Foundation. He has been a director of the Company since 2015 and has served as the Lead Director since May 2018.

In addition to his financial acumen and deep understanding of capital markets, Mr. Logan also brings significant experience as a client-facing leader in the financial services industry.

Willem Mesdag, 65, is the Founder and current Managing Partner of Red Mountain Capital Partners, an investment management fund based in Los Angeles, California, and established in 2005. Previously, he served as a Partner and Managing Director at Goldman Sachs & Co., and as a securities lawyer with Ballard, Spahr, Andrews & Ingersoll. Mr. Mesdag also serves on the board of directors of Destination XL Group, Inc. and Yuma Energy, Inc. He previously served on the boards of Encore Capital Group, Inc., 3iGroup plc, Cost Plus, Inc., Nature’s Sunshine Products, Inc., and Skandia Group AB. He has been a director of the Company since 2016.

Heidrick’s Board benefits from Mr. Mesdag’s extensive experience in capital markets, corporate strategy and public company governance. He also brings an investor’s perspective to the Board.

Krishnan Rajagopalan, 59, has been our President and Chief Executive Officer since July 6, 2017. He served as acting President and Chief Executive Officer from April 3, 2017 until July 6, 2017. Prior to becoming President and CEO, Mr. Rajagopalan served as Executive Vice President and Managing Partner – Executive Search since January 2016. Previously, he served as Head of Global Practices beginning in April 2014 and was appointed an Executive Vice President on January 1, 2015. Mr. Rajagopalan has served in other leadership roles including Global Practice Managing Partner, Technology and Services (2010 to 2014) and Global Practice Managing Partner, Business/Professional Services (2007 to 2010). Mr. Rajagopalan joined the firm in 2001 in executive search. He has been a director of the Company since 2017.

Through his day-to-day management of the Company as President and Chief Executive Officer, Mr. Rajagopalan enhances the Board’s understanding of important business developments and management’s implementation of the Company’s strategy and day-to-day operations. Mr. Rajagopalan’s years of service in executive search also enhances the Board’s understanding of this critical component of the Company’s business.

Stacey Rauch, 61, is a Director (Senior Partner) Emeritus of McKinsey & Company from which she retired in September 2010. She was a leader in McKinsey’s Retail and Consumer Goods Practices, served as the head of the North American Retail and Apparel Practice, and acted as the Global Retail Practice Convener. A 24-year veteran of McKinsey, Ms. Rauch led engagements for a wide range of retailers, apparel wholesalers, and consumer goods manufacturers in the U.S. and internationally. Ms. Rauch was a co-founder of McKinsey’s New Jersey office, and was the firm woman at McKinsey appointed as an industry practice leader. She also served on a number of McKinsey’s global personnel committees. Ms. Rauch joined the Board in February 2019.

Ms. Rauch is currently the Chairman of the Board of the Fiesta Restaurant Group (owner and operator of quick-casual restaurants), where she chairs the Nominating and Board Governance Committee and sits on the Remuneration Committee. She is also on the board of Land Securities Group, PLC (the U.K.’s largest commercial property company) where she serves on the Audit, Remuneration and Nomination Committees. She also serves on the Board of the Ascena Retail Group (a leading women’s specialty apparel retailer), where she chairs the Leadership and Governance Committee and serves on the Audit Committee.

Ms. Rauch’s strategic leadership and consulting expertise, coupled with her deep experience as an international business leader, adds important new perspectives and diverse insights to the Board.

Adam Warby, 58, has served as Chief Executive Officer of Avanade Inc., a leading global provider of professional services for Microsoft digital, cloud and business solutions, since September 2008. Mr. Warby joined Avanade Inc. from Microsoft Corporation as a founding member of this joint venture created by Accenture LLP and Microsoft in April 2000, and has been instrumental in managing and growing business operations as well as shaping the culture of a diverse team of more than 35,000 digitally connected people across 24 countries. A true global citizen, including living in the United States for seven years, he served as General Manager and Executive Vice President for Microsoft’s North American and European operations during his tenure. As Chief Executive of Avanade, Mr. Warby has led both organic and inorganic growth, including five acquisitions across Europe and North America, resulting in annual sales in excess of $2.7 billion, an amount that more than doubled under his leadership. Mr. Warby also serves on the board of SimCorp A/S and is board member of Junior Achievement Europe. He has been a director of the Company since January 1, 2018.

Through over 31 years of strategic leadership and consulting experience, spanning his time at IBM, Microsoft and Avanade, Mr. Warby brings a unique understanding and experience of applying technology in both innovative and practical ways to address the opportunities and challenges faced by the digital transformations Heidrick’s clients are facing today.

The Board recommends a vote “FOR” each of the persons nominated by the Board.

Item 2 – Advisory Vote to Approve Named Executive Officer Compensation

The Company is seeking the annual advisory stockholder approval of the compensation of NEOs as disclosed in the section of this proxy statement titled “Compensation Discussion and Analysis.” Stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the stockholders advise that they approve the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material).”

At the Company’s annual meeting of stockholders held in May 2018, the stockholders approved the compensation of the named executive officers with more than 95% of the votes cast in favor of the say-on-pay proposal. Consistent with the stockholders’ support, the Human Resources and Compensation Committee and the Board decided not to make any significant changes to the executive compensation program in response to such vote. The Board also recommended at the 2017 annual meeting, and subsequently approved based on the recommendation of more than 77% of the Company’s stockholders, that the Company hold an advisory say-on-pay vote every year until the next vote on the frequency of such votes is required at the 2023 annual meeting.

The Board encourages stockholders to carefully review the compensation of named executive officers in this Proxy Statement, including the Compensation Discussion and Analysis for a thorough discussion of the Company’s compensation program for NEOs. The Company’s executive compensation objectives are to attract, retain and reward senior executives who create long-term value for the Company’s stockholders by delivering on objectives that support the Company’s strategic plan.

Although the vote is non-binding, the Board of Directors and the HRCC will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. Broker non-votes (as described on page 56) will not be counted in evaluating the results of the vote on this proposal.

The Board recommends a vote “FOR” the approval of the compensation of the NEOs set forth herein.

Item 3—Ratification of Appointment of Independent Registered Public Accounting Firm

In 2018, the Audit and Finance Committee conducted a competitive process to select a firm to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. The Audit and Finance Committee selected several firms to participate in this process.

As a result of this process, on June 13, 2018, the Audit and Finance Committee appointed RSM US LLP (“RSM”) as the Company’s independent registered accounting firm for the fiscal year ended December 31, 2018. In conjunction with the selection of RSM to serve as the Company’s independent public accounting firm, the Audit and Finance Committee dismissed KPMG LLP from that role effective June 13, 2018.

The Audit and Finance Committee has concluded that the retention of RSM is in the best interests of the Company and its stockholders and appointed RSM as the Company’s independent registered public accountants for the fiscal year ending December 31, 2019. Services provided to the Company by RSM in fiscal 2018 are described in Audit and Finance Committee Report above. The Audit and Finance Committee evaluates the independent registered public accountant’s qualifications, performance, audit plan and independence each year. In addition to assuring regular rotation of the lead audit partner every five years as required by the SEC Rules, one or more of the members of the Audit and Finance Committee will meet with candidates for the lead audit partner and the committee will discuss the appointment before the rotation occurs.

We are asking our stockholders to ratify the selection of RSM as our independent registered public accountants. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of RSM to our stockholders for ratification as a matter of good corporate practice. In the event stockholders fail to ratify the appointment, the Board may reconsider this appointment. Even if the appointment is ratified, the Board, in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the Company’s and stockholders’ best interests.

Representatives of RSM will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for approval. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

The Board recommends a vote “FOR” ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal 2019.

Other Matters

Management is not aware of any other matters that will be presented at the Annual Meeting, and the Company’s Bylaws do not allow proposals to be presented at the meeting unless they were properly presented to the Company prior to March 26, 2019. However, if any other matter that requires a vote is properly presented at the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their best judgment.

STOCK OWNERSHIP INFORMATION

Directors and Executive Officers

The following table sets forth information regarding beneficial ownership of Company common stock by each director, each individual named in the 2018 Summary Compensation Table on page 32, and the Directors and executive officers as a group, all as of March 29, 2019. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set forth in the following table.

Name (1)	Shares of Common Stock Beneficially Owned (2)(3)	Percent
Elizabeth L. Axelrod	14,095	*
Clare M. Chapman	14,095	*
Gary E. Knell	49,249	*
Lyle Logan	14,095	*
Willem Mesdag	24,095	*
Stacey Rauch (4)	0
Adam Warby	2,896	*
Tracy R. Wolstencroft	248,533	1.3
Stephen W. Beard (5)	66,552	*
Kamau A. Coar	2,996	*
Richard W. Greene	13,553	*
Mark Harris	1,675	*
Richard W. Pehlke (6)	73,647	*
Krishnan Rajagopalan	73,792	*
All Directors and executive officers as a group (13)	599,273	3.1

*	Represents holdings of less than one percent (1%).

(1)	The mailing address for each officer and director of the Company is 233 South Wacker Drive, Suite 4900, Chicago, Illinois 60606-6303.

(2)

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of fully owned or earned Company common stock and Restricted Stock Units as well as shares of Company common stock issued pursuant to RSUs and stock options that are exercisable on March 29, 2019, or which will become exercisable within 60 days of that date or upon termination of a director’s service to the Board, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other stockholder.

(3)

The calculation of shares of Company common stock beneficially owned by the directors includes Company common stock equivalents in the form of fully-earned RSUs that are owned by the director for which full consideration has been received by the Company and for which there are no additional outstanding conditions. All RSUs will be converted into shares of Company common stock upon the director’s termination of service to the Board. This includes 14,095 RSUs owned by Ms. Chapman; 44,204 RSUs owned by Mr. Knell; 14,095 RSUs owned by Mr. Mesdag; 2,896 RSUs owned by Mr. Warby; and 2,896 RSUs owned by Mr. Wolstencroft.

(4)	Ms. Rauch joined the Board of Directors on February 1, 2019.

(5)	Mr. Beard left the Company on January 31, 2018. The amount for Mr. Beard is based solely on the Form 4 filed by Mr. Beard on March 13, 2017.

(6)	Mr. Pehlke retired from the Company as of March 31, 2018. The amount for Mr. Pehlke is based solely on the Form 4 filed by Mr. Pehlke on March 13, 2018.

Principal Stockholders

Set forth in the table below is information about the number of shares held by persons the Company knows to be the beneficial owners or more than 5% of the issued and outstanding Company common stock.

Name and Address	Shares of Common Stock Beneficially Owned	Percent ( of Class (1)
BlackRock, Inc. (2) 55 East 52nd Street New York, New York 10055	2,806,908	14.8%

Dimensional Fund Advisors LP (3) Building One 6300 Bee Cave Road Austin, Texas 78746	1,467,998	7.74%

The Vanguard Group (4) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	1,173,251	6.18%

Renaissance Technologies LLC (5) 800 Third Avenue New York, New York 10022	1,113,802	5.87%

(1)

The ownership percentages set forth in this column are based on the assumption that each of the principal stockholders continued to own the number of shares reflected in the table above on March 29, 2019. Percentages are calculated using the shares outstanding on the Record Date.

(2)

The information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 28, 2019 reporting beneficial ownership as of December 31, 2018. BlackRock, Inc. reported that it has sole dispositive power over 2,806,908 shares and sole voting power over 2,768,790 shares.

(3)

The information is based on a Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 8, 2019 reporting beneficial ownership as of December 31, 2018. Dimensional Fund Advisors LP reported that it has sole dispositive power over 1,467,998 shares and sole voting power over 1,414,997 shares.

(4)

The information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2019 reporting beneficial ownership as of December 31, 2018. The Vanguard Group reported that it has sole dispositive power over 1,134,463 shares; sole voting power over 39,362 shares; shared dispositive power over 38,788 shares; and shared voting power over 1,793 shares.

(5)

The information is based on a Schedule 13G/A filed by Renaissance Technologies LLC, and its principal shareholder, Renaissance Technologies Holdings Corporation, with the SEC on February 12, 2019 reporting beneficial ownership as of December 31, 2018. Renaissance Technologies LLC reported that it has sole dispositive power over 1,103,402 shares, shared dispositive power over 10,400 shares, and sole voting power over 1,067,200 shares.

(5)

The ownership percentages set forth in this column are based on the assumption that each of the principal stockholders continued to own the number of shares reflected in the table above on March 29, 2019. Percentages determined at the time of filing and are as filed.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s officers and directors, and greater than ten percent beneficial owners, file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC and furnish the Company with copies of such reports.

Based solely on a review of Forms 3, 4 and 5, and amendments thereto, furnished to the Company in 2018 and representations of reporting persons, the Company believes that, during 2018, all forms required under Section 16(a) applicable to its officers, directors, and greater than ten percent beneficial owners of the Company’s Common Stock were filed on a timely basis.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Who is asking for my vote and why?

The Board is soliciting proxies for use at the Company’s annual meeting of stockholders to be held on May 23, 2019, or any adjournment or postponement of the meeting. The annual meeting will only be held if there is a quorum, which means that a majority of the outstanding shares of the Company common stock is present or represented by proxy at the annual meeting. To ensure that there is a quorum, the Board asks that you vote before the meeting, which allows your shares of the Company’s common stock to be represented at the annual meeting. This proxy statement provides you with information related to the matters upon which you are asked to vote as a stockholder to assist you in voting your shares.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. The Company is asking you to give your proxy to two of our officers, Kamau Coar and Lawrence C. Bachman. In this way, you ensure that your vote will be counted even if you are unable to attend the annual meeting.

If you sign and submit your proxy or voting instruction form without giving specific instructions on how to vote your shares, in accordance with the recommendation of the Board, either Mr. Coar or Mr. Bachman will vote your shares in the following manner:

•	FOR the election of each of the Board’s nominees for director;

•	FOR the advisory vote approving the named executive officer compensation; and

•	FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the 2019 fiscal year.

What happens if other matters are presented at the annual meeting?

If other matters are properly presented at the annual meeting, either Mr. Coar or Mr. Bachman will have discretion to vote your shares for you on those matters in accordance with his best judgment if you have granted a proxy. However, the Company has not received timely notice from any stockholder of any other matter to be presented at the annual meeting.

Who is entitled to vote at the Annual Meeting?

Holders of the Company’s common stock as of the close of business on March 29, 2019, the Record Date, are entitled to vote at the Annual Meeting.

How many votes is each share of common stock entitled to?

Each share of Company common stock outstanding as of the Record Date is entitled to one vote. As of the Record Date, there were 19,118,028 shares of Company common stock issued and outstanding.

Who can attend the Annual Meeting?

Company common stockholders and their duly appointed legal proxies who present valid government-issued photo identification, such as a driver’s license or passport, and proof of stock ownership as of the Record Date will be admitted to the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent (Computershare Trust Company, N.A.), you are considered a stockholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are considered a “beneficial owner” of those shares.

How do I vote my shares?

Beneficial Stockholders – If you own shares through a broker, bank or other holder of record, you must instruct the holder of record how to vote your shares. In order to provide voting instructions to the holder of record of your shares, please refer to the materials forwarded by your broker, bank, or other holder of record. Proxies submitted by internet or telephone must be received by 11:59 p.m. Eastern Time, on Wednesday, May 22, 2019.

Registered Stockholders – If you own shares that are registered in your name, you may vote by proxy before the annual meeting by internet at www.proxyvote.com, by calling 1-800-690-6903 or by signing and returning your proxy card. To vote by internet or telephone, you will need your 16-digit voting control number, which can be found on your proxy card. Proxies submitted by internet or telephone must be received by 11:59 p.m. Eastern Time, on Wednesday, May 22, 2019. If you return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board of Directors.

May I revoke a proxy or change my vote?

Beneficial Stockholders – Beneficial stockholders should contact their broker, bank or other holder of record for instructions on how to revoke their proxies or change their vote.

Registered Stockholders – Registered stockholders may revoke their proxies or change their voting instructions at any time before 11:59 p.m. Eastern Time, on Wednesday, May 22, 2019, by submitting a proxy via internet, telephone or mail that is dated later than the original proxy or by delivering written notice of revocation to the Corporate Secretary. Registered stockholders may also revoke their proxies or change their vote by attending the annual meeting and voting by ballot.

How many votes must be present in order to hold the annual meeting?

A quorum must be present to transact business at the annual meeting. A quorum consists of the holders of a majority of the outstanding shares of Company common stock entitled to vote at the meeting. Shares of Heidrick stock present in person or duly authorized by proxy (including any abstentions and “broker non-votes”) will be counted for purposes of establishing a quorum at the meeting.

What vote is required to approve each proposal?

Election of Directors (Item 1)

To be elected in an uncontested election, a director nominee must receive more “For” votes than “Against” votes. This is an uncontested election of directors since we did not receive proper advance notice in accordance with the Bylaws of any stockholder nominees for director. Abstentions and “broker non-votes” will have no effect on the election of directors.

All Other Proposals (Items 2 and 3)

Stockholders may vote “For” or “Against” each of the other proposals, or may abstain from voting. Delaware law requires the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the annual meeting for the approval of Items 2 and 3. A stockholder who signs and submits a proxy is “present,” so an abstention will have the same effect as a vote “Against” Items 2 and 3. “Broker non-votes,” if any, will have no effect on Items 2 and 3.

What are broker non-votes?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, that firm may only vote your shares on routine matters. Item 3, the ratification of the appointment of our independent auditor for 2019, is the only matter for consideration deemed to be routine. For all matters other than Item 3, you must submit voting instructions to the firm that holds your shares if you want your vote to count. When a firm votes a client’s share on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”

Who counts the votes?

Representatives of Broadridge Financial Solutions, Inc. will count the votes and will act as the independent inspector of election for the annual meeting.

When will the Company announce the voting results?

The Company will announce the preliminary voting results at the 2019 Annual Meeting and report the final results on the Company’s website and in a Current Report on Form 8-K filed with the SEC.

How are proxies solicited, and what is the cost?

The Company will bear the entire cost of the proxy solicitation. Heidrick has engaged Alliance Advisors, L.L.C. to assist with the solicitation of proxies for an estimated fee of $10,000 plus expenses. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Company common stock. The firm’s officers and employees may also solicit proxies. They will not receive any additional compensation for these activities.

Will the Company make a list of stockholders entitled to vote at the 2019 Annual Meeting available?

Yes. A stockholder list will be available for inspection by stockholders for any purpose germane to the meeting during normal business hours beginning May 9, 2019 at 233 S. Wacker Drive, Suite 4900, Chicago, Illinois 60606-6303. The list will also be available to stockholders for any such purpose at the annual meeting.

What does it mean if I receive more than one set of printed proxy materials?

If you hold your shares in more than one account, you may receive a separate set of printed proxy materials, including a separate proxy card or voting instruction card, for each account. To ensure that all of your shares are voted, please vote by telephone or internet or sign, date, and return a proxy card or voting card for each account.

More than one stockholder lives at my address. Why did we receive only one set of proxy materials?

The Company delivers only one annual report and one proxy statement to the multiple stockholders at the same address unless it has received different instructions from one or more of them. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. The Company will, upon written or oral request, promptly deliver a separate copy of the annual report or proxy statement to a stockholder at a shared address.

If you would like to change your householding election, request that a single copy of this or future proxy materials be sent to your address, or request a separate copy of this or future proxy materials, you should submit this request by writing Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or calling 1-866-540-7095.

ANNEX A1

Heidrick & Struggles International, Inc.

Reconciliation of Operating Income (Loss) and Adjusted Operating Income (Non-GAAP)

(In thousands)

(Unaudited)

	Year Ended	Year Ended
	December 31,	December 31,

	2018	2017

Revenue before reimbursements (net revenue)	$716,023	$621,400

Operating income (loss)	68,857	(26,523)

Adjustments
U.K. EBT settlement (1)	-	1,501
Impairment charges (2)	-	50,722
Restructuring charges (3)	-	15,666

Total adjustments	-	67,889

Adjusted operating income	$68,857	$41,366

Operating income (loss) as a % of net revenue	9.6%	-4.3%
Adjusted operating income as a % of net revenue	9.6%	6.7%

Heidrick & Struggles International, Inc. Reconciliation of Net Income (Loss) and Adjusted Net Income (Non-GAAP) (In thousands, except per share amounts) (Unaudited)
	Year Ended	Year Ended
	December 31,	December 31,

	2018	2017

Net income (loss)	$49,295	$(48,635)

Adjustments
U.K. EBT settlement (1)	-	3,880
Impairment charges (2)	-	50,722
Restructuring charges (3)	-	15,666
Tax effect on above adjustments	-	(24,491)
2017 Tax Reform Act (4)	-	23,732

Total adjustments	-	69,509

Adjusted net income	$49,295	$20,874

Basic weighted average common shares outstanding	18,917	18,735
Dilutive common shares	615	406

Diluted weighted average common shares outstanding	19,532	19,141

Basic net income (loss) per common share	$2.61	$(2.60)
Diluted net income (loss) per common share	$2.52	$(2.60)

Adjusted basic net income per common share	$2.61	$1.11
Adjusted diluted net income per common share	$2.52	$1.09

Explanation of Non-GAAP adjustments

(1) On March 31, 2017, the Company reached a settlement with Her Majesty’s Revenue and Customs (“HMRC”) in the United Kingdom regarding HMRC’s challenge of the tax treatment of certain of the Company’s contributions in the United Kingdom to an Employee Benefits Trust between 2002 and 2008. The Company has recorded $1.5 million related to the Pay as You Earn tax and Class 1 National Insurance Contributions and the respective beneficiary reimbursements as a component of Salaries and employee benefits in the Condensed Consolidated Statement of Comprehensive Income (Loss) for the year ended December 31, 2017. Inheritance tax and interest expense of $2.4 million incurred as a result of the settlement is recorded as a component of Other, net in the Condensed Consolidated Statement of Comprehensive Income (Loss) for the year ended December 31, 2017.

(2) Includes $11.6 million and $39.2 million of goodwill and intangible asset impairment related to our Leadership Consulting and Culture Shaping operating segments, respectively, for the year ended December 31, 2017. In 2018, the Company completed its integration of its Leadership Consulting and Culture Shaping businesses into one combined service offering, Heidrick Consulting.

(3) In 2017, the Company recorded restructuring charges of $15.7 million in connection with initiatives to reduce overall costs and improve operational efficiencies. These charges consist of $13.1 million of employee-related costs, including severance associated with reductions in our workforce, $2.3 million of other professional and consulting fees and $0.3 million of expenses associated with closing three office locations.

(4) Represents the impact of the “Tax Cuts and Jobs Act” enacted on December 22, 2017.

ANNEX A2

Reconciliation of Net Income (Loss) and Operating Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,

	2018	2017	2018	2017

Revenue before reimbursements (net revenue)	$ 185,305	$ 169,380	$ 716,023	$ 621,400

Net income (loss)	11,195	(39,208)	49,295	(48,635)
Interest, net	(645)	(190)	(1,141)	(385)
Other, net	1,355	507	(494)	3,280
Provision for income taxes	4,787	20,119	21,197	19,217

Operating income (loss)	16,692	(18,772)	68,857	(26,523)

Adjustments
Salaries and employee benefits
Stock-based compensation expense	2,630	1,020	8,385	4,597
General and administrative expenses
Depreciation	2,688	3,038	11,025	10,417
Intangible amortization	276	466	1,496	4,357
Earnout accretion	(43)	202	920	854
Impairment charges	-	11,564	-	50,722
Restructuring charges	-	15,666		15,666

Total adjustments	5,551	31,956	21,826	86,613

Adjusted EBITDA	$ 22,243	$ 13,184	$ 90,683	$ 60,090

Adjusted EBITDA Margin	12.0%	7.8%	12.7%	9.7%

HEIDRICK & STRUGGLES INTERNATIONAL, INC. 233 S. WACKER DR. SUITE 4900 CHICAGO, IL 60606

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees
01	Elizabeth L. Axelrod 02 Clare M. Chapman 03 Gary E. Knell 04 Lyle Logan 05 Willem Mesdag
06	Krishnan Rajagopalan 07 Stacey Rauch 08 Adam Warby

The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain

2	Advisory vote to approve Named Executive Officer compensation.						☐	☐	☐

3	To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for 2019.						☐	☐	☐

NOTE: Such other business as may properly come before the Annual Meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐
Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

Annual Meeting of Stockholders

May 23, 2019 9:00 AM Central Daylight Time

Willis Tower 233 S. Wacker Drive

34th Floor, Tower House Conference Center Chicago, IL 60606

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Kamau A. Coar and Lawrence C. Bachman, or each of them, as Proxies, with full power of substitution, to vote, as directed, all the shares of common stock of Heidrick & Struggles International, Inc. held of record as of March 29, 2019, at the Annual Meeting of Stockholders to be held on May 23, 2019, or any adjournment of the meeting. This Proxy authorizes each of them to vote in their discretion on any matter that may properly come before the Annual Meeting or any adjournment of the meeting.

This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return this proxy but do not give any direction, this proxy will be voted “FOR” the election of all nominees for directors listed on the reverse side; “FOR” Proposals 2 and 3; and in the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting and at any adjournment or postponement thereof.

Unless otherwise specified, in order for your vote to be submitted by proxy, you must (i) properly complete the Internet or telephone voting instructions or (ii) properly complete and return this proxy in order that, in either case, your vote is received no later than 11:59 p.m. Eastern time on May 22, 2019.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side